Exhibit 2.1

                          SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated August 29th, 2005, between 4317467 Canada Inc., a corporation incorporated under the laws of Canada ("Purchaser"), Ramtron International Corporation, a corporation incorporated under the laws of Delaware ("Ramtron"), Goal Semiconductor Inc. / Semi-Conducteur Goal Inc., a corporation incorporated under the laws of Canada (the "Corporation") and the shareholders listed on the signature page hereto (collectively, "Vendors").

WHEREAS the Corporation develops, designs, manufactures and sells embedded data acquisition micro-controllers and other related products;

WHEREAS the Corporation and Ramtron have executed a Letter of Intent on June 29, 2005 as amended on August 12, 2005 and August 23, 2005;

WHEREAS Purchaser wishes to acquire the Corporation and Vendors wish to sell the Corporation to Purchaser;

AND WHEREAS this Agreement sets forth the terms and conditions upon which Purchaser will purchase from Vendors, and Vendors will sell to Purchaser, all of the issued and outstanding shares of the Corporation.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                       ARTICLE 1
                                    INTERPRETATION
                                    --------------

1.1  Defined Terms
     As used in this Agreement, the following terms have the following meanings:

(a) "Affiliate" has the meaning specified in the Canada Business Corporations Act, as in force on the date hereof.

(b) "Agreement" means this share purchase agreement and all schedules, exhibits and instruments which amend or confirm this share purchase agreement; and the expressions "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement.

(c) "Authorization", with respect to any Person, means any order, permit, certificate of authorization, approval, registration, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

(d)  "Balance Sheet Date" means April 30, 2005.

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(e)  "BDC" means the Business Development Bank of Canada, one of the Vendors.

(f) "Books and Records" means all books of account, tax records, sales and purchase records, customer and supplier lists, formulae, technical documents including specifications, business reports, plans and projections and all other documents, files, correspondence, Corporate Records and other information of the Corporation whether in written or electronic form.

(g) "Business Day" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Montreal, Quebec are not open for business during normal business hours.

(h) "Closing" means the completion of the purchase and sale transaction contemplated in this Agreement.

(i) "Closing Date" means August 29, 2005 or such other date as may be agreed upon in writing by the Parties.

(j) "Closing Date Balance Sheet" means the balance sheet of the Corporation prepared by the Corporation and reviewed and accepted by Purchaser as of the last moment on the day preceding the Closing Date, in accordance with GAAP.

(k) "Commission" means the commission payable to SVB Alliant by the Vendors and/or the Corporation at the time of the Closing.

(l) "Consent" means the unconditional written consent of a contracting party to, or as a result of, the transactions contemplated by this Agreement, if required by the terms of any Contract between such contracting party and the Corporation.

(m) "Contracts" means all agreements, contracts, undertakings and commitments to which the Corporation is bound, whether written or oral, including unfilled purchase orders received by the Corporation.

(n)  "Corporation" means Goal Semiconductor Inc. / Semi-Conducteur Goal Inc.

(o) "Corporate Records" means the corporate records of the Corporation including (i) all constating documents and by-laws; (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees); (iii) the share certificate books, securities register, register of transfers and register of directors and (iv) the corporate seal.

(p) "Designated Vendors" means BDC, Fonds, Investissement Technologie and Vision2000.

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(q)  "Employee Plans" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, phantom stock, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to current or former employees, officers or directors of the Corporation maintained, sponsored or funded by the Corporation, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, other than government-sponsored employment insurance, workers' compensation, health insurance or pension plans.

(r) "Environment" means all components of the earth, including air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), organic and inorganic matter and living organisms. For greater certainty, the interacting natural systems that include components referred to above are included in the definition of "Environment".

(s) "Environmental Laws" means all applicable Laws and Contracts with Governmental Entities relating to public health, pollution or the protection of the Environment, including civil responsibility for acts or omissions with respect to the Environment, and all Authorizations issued pursuant to such Laws or Contracts.

(t) "Escrow Agent" means National Bank Trust, or such other Person as may be appointed in replacement thereof pursuant to the terms of the Escrow Agreement.

(u) "Financial Statements" means the audited financial statements for the Corporation as at December 31, 2002, 2003 and 2004, respectively, consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and cash flow for the period then ended and notes to the financial statements together with the report of the auditors thereon, a copy of which financial statements is annexed hereto as Schedule 3.2(x).

(v) "Fonds" means the Fonds de solidarite des travailleurs du Quebec (F.T.Q.), one of the Vendors.

(w) "GAAP" means, at any time, generally accepted accounting principles in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants in force at such time.

(x) "Governmental Entity" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, arbitral body with legal jurisdiction, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

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(y)  "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(z) "Intellectual Property" means domestic and foreign (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information such as know-how, methods, processes, designs, technical data, schematics and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) designs, design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vi) software; and
     (vii) any other intellectual property and industrial property.

(aa) "Interim Financial Statements" means the unaudited balance sheet of the Corporation as at April 30, 2005 and the accompanying unaudited statement of income and statement of changes in financial position of the Corporation for the four-month period then ended attached as
     Schedule 1.1(aa).

(bb) "Interim Period" means the period between the execution of this Agreement and the Closing Date.

(cc) "Investissement Technologie" means Investissement Technologie
     (3599) Inc., one of the Vendors.

(dd) "ITA" means the Income Tax Act (Canada).

(ee) "Laws" means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international,
     (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity and (iii) all policies, practices and guidelines of, or Contracts with, any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used.

(ff) "Leased Property" means the premises described in Schedule 1.1(ff).

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(gg) "Lease" means the lease of the Leased Property described in
     Schedule 1.1 0.

(hh) "Lien" means any hypothec, mortgage, charge, pledge, prior claim, security interest, assignment, lien (statutory or otherwise), Bank Act security, servitude, easement, restrictive covenant, conditional sale, resolutory condition, leasing, title retention agreement, restrictive covenant or other encumbrance, arrangement or condition of any nature which, in substance, secures payment or performance of an obligation.

(ii) "Loans" means the long-term loan from the Government of Quebec and the shareholder loans described in Schedule 1.1 (ii).

(jj) "Material" means of such a nature or amount as would reasonably be regarded as significant in relation to the Corporation's business or in relation to the capital, financial condition or results of operation of the Corporation, and "Materially" has a corresponding meaning.

(kk) "Material Adverse Change" or "Material Adverse Effect" means any change or effect that:

     (i) individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect is or is reasonably likely to be Materially adverse to the business, operations, assets, liabilities, capital, financial condition or results of operation of the Corporation; or

    (ii) Materially adversely affects the ability of the Corporation to conduct its business after the Closing Date substantially as the business has been conducted to the date of this Agreement.

(ll) "Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(mm) "Parties" means Vendors, the Corporation, Ramtron and Purchaser and any other Person who may become a party to this Agreement.

(nn) "Permitted Liens" means non-consensual Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent.

(oo) "Person" means a natural person, partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

(pp) "Prime Rate" means the annual rate of interest set from time to time by Silicon Valley Bank as a reference rate then in effect for determining interest rates on commercial demand loans made by it in United States dollars.

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(qq) "Purchased Shares" means all of the issued and outstanding shares in the capital of the Corporation which will be issued and outstanding immediately prior to Closing, the whole as set out in Schedule 2.1 in respect of each Vendor.

(rr) "Ramtron Stock" means the common stock of Ramtron to be issued to the Vendors pursuant to Sections 2.3 (d) and 2.3 (e) and which will be registered pursuant to Section 5.2.

(ss) "Relief" means any allowance, credit, deduction, expense, depreciation, loss, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or saving of Tax, including the use of the tax attributes of the Corporation.

(tt) "Required Consents" means those Consents listed and described in
     Schedule 3.2(c).

(uu) "Shareholders' Agreement" means the shareholders' agreement of the Corporation dated November 14, 2003 entered into between the Corporation and certain shareholders of the Corporation, a copy of which has been delivered to Purchaser.

(vv) "Shareholding and Voting Agreements" means the shareholding and voting agreements between the Corporation and each of Abdellah Azelmad, Patrick Boutard, Christian Fayomi, Gordon Harling, Michael Parziale and Garth Sargeant.

(ww) "Transactions" means the transactions contemplated by this Agreement.

(xx) "Vision2000" means Vision2000 Venture Ltd., one of the Vendors;

(yy) "Working Capital" means the amount by which the aggregate book value of the current assets (including, without limitation, R&D tax credits) of the Corporation as shown on the Closing Date Balance Sheet exceeds the aggregate book value of the current liabilities of the Corporation as shown on the Closing Date Balance Sheet determined in accordance with GAAP, adjusted to take into account the accrual or payment of the Loans in full, capital interest and costs through maturity or until payment thereof.

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1.2  Other Defined Terms

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding
Sections:

Term                                            Section
----                                            -------
Damages . . . . . . . . . . . . . . . . . . .   8.1(a)
Deposit . . . . . . . . . . . . . . . . . . .   8.4(b)
Escrow Agreement  . . . . . . . . . . . . . .   2.3(e)
Escrow Shares . . . . . . . . . . . . . . . .   2.3(e)
Exchange Act  . . . . . . . . . . . . . . . .   3.1(g)
Expenses  . . . . . . . . . . . . . . . . . .   5.1(f)
Holders . . . . . . . . . . . . . . . . . . .   5.2(a)
Indemnified Party . . . . . . . . . . . . . .   8.5
Indemnifying Party  . . . . . . . . . . . . .   8.5
Investor Representation Statement . . . . . .   6.2(a)
ITCs  . . . . . . . . . . . . . . . . . . . .   3.2(hh)(xiii)
Joint Representations and Covenants . . . . .   8.4(a)
Material Contracts  . . . . . . . . . . . . .   3.2(s)
Notice  . . . . . . . . . . . . . . . . . . .   8.6
Prohibited Transaction  . . . . . . . . . . .   5.1(i)
Purchase Price  . . . . . . . . . . . . . . .   2.2
Purchaser . . . . . . . . . . . . . . . . . .   Preamble
Ramtron SEC Documents . . . . . . . . . . . .   4.2(i)
Registration Shares . . . . . . . . . . . . .   5.2(a)
Resale Registration Statement . . . . . . . .   5.2(a)
SEC . . . . . . . . . . . . . . . . . . . . .   4.2(i)
Securities Act  . . . . . . . . . . . . . . .   3.1(g)
Solidary Representations and Covenants  . . .   8.4(a)
Tax . . . . . . . . . . . . . . . . . . . . .   3.2(hh)(i)
Tax Returns . . . . . . . . . . . . . . . . .   3.2(hh)(ii)
Third Party Claim . . . . . . . . . . . . . .   8.7(a)
Vendors . . . . . . . . . . . . . . . . . . .   Preamble
Vendors' Core Representations . . . . . . . .   3.1

1.3  Gender and Number

Any reference in this Agreement to gender includes all genders (including neuter) and words denoting the singular number only shall include the plural and vice versa.

1.4  Headings, Etc.

The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and shall not affect the interpretation of this Agreement.

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1.5  Currency

All references in this Agreement to dollars or to "$", unless otherwise specifically indicated, are to the currency of the United States of America.

1.6  Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Corporation, it shall be deemed to refer to the actual knowledge of any of Irv Lustigman and Andre Lafontaine, and to the extent that such Persons did not possess sufficient knowledge of the facts or matters relating to any such representation or warranty, such Persons shall have been deemed to have obtained and confirmed the truth of the same through inquiries of other officers or employees of the Corporation who, having regard to their positions, job descriptions and responsibilities, should reasonably be expected to have and disclose knowledge relevant to the representation and warranty in question.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Purchaser or Ramtron, it shall be deemed to refer to the actual knowledge of any of William W. Staunton, III and Eric A. Balzer, and to the extent that such Persons did not possess sufficient knowledge of the facts or matters relating to any such representation or warranty, such Persons shall have been deemed to have obtained and confirmed the truth of the same through inquiries of other officers or employees of Ramtron and Purchaser who, having regard to their positions, job descriptions and responsibilities, should reasonably be expected to have and disclose knowledge relevant to the representation and warranty in question.

1.7  Accounting Terms

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.8  Incorporation of Schedules and Exhibits

The Schedules and Exhibits attached to this Agreement shall form an integral part of this Agreement.

Any disclosure in any Schedule is deemed to be given only with respect to the Sections of this Agreement which specifically refer to such Schedule and any other Sections specifically referenced in such Schedule.

1.9  References to Income Tax Act

All references in this Agreement to the ITA and other taxation acts and to amounts to be withheld pursuant thereto shall be deemed to be made to the ITA, (and any legislation of any Province of Canada from time to time of like or similar effect) such other taxation acts, as now enacted or as it may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, any references herein to the ITA, (and any legislation of any Province of Canada from time to time of like or similar effect) and other taxation acts and to amounts to be withheld pursuant thereto shall be read as referring to such amended, re-enacted or replaced provisions.

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1.10  Legal Representation; No Presumption Against Purchaser

Each Party acknowledges that such party has been represented by counsel in connection with the negotiation and execution of this Agreement and related matters, and that the terms of this Agreement and related matters have been negotiated by it. Any rule of Law or any legal decision (including Article 1432 of the Civil Code of Quebec) that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and any such right is expressly waived by the Parties.

1.11  Day Not a Business Day; Calculation of Delays

If an action is required to be taken hereunder no later than a day which is not a Business Day, then such action shall instead be required to be taken no later than the next succeeding Business Day.

If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the day which is the reference day in calculating such period shall be excluded.

1.12  Overlapping Representations

Any representation and warranty given by a Party in this Agreement shall not be deemed to be limited or qualified solely because a similar or more general representation and warranty given by such Party in this Agreement is limited or qualified.

                                   ARTICLE 2
                        PURCHASE AND SALE; PURCHASE PRICE
                        ---------------------------------

2.1  Purchase and Sale

Subject to the terms and conditions of this Agreement, each Vendor hereby sells, assigns and transfers to Purchaser and Purchaser hereby purchases from each Vendor at Closing, all (but not less than all) of the right, title and interest of the Vendors in and to the Purchased Shares held by each such Vendor at the Closing Date as set forth in Schedule 2.1.

2.2  Purchase Price

The purchase price (the "Purchase Price") payable by Purchaser for the Purchased Shares shall be the aggregate of the following amounts:

(a)  U.S.$5,900,000.00; and

(b)  the amount of the Working Capital as at the Closing Date.

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2.3  Payment of the Purchase Price

Purchaser hereby pays the Purchase Price as follows as directed by the
Vendors:

(a) by paying to SVB Alliant on the Closing Date the Commission in accordance with the terms of a certain engagement letter dated on or about
     January 27, 2005, by a wire transfer to SVB Alliant's account;

(b) by paying on the Closing Date the legal fees of BCF LLP by bank draft or certified cheque;

(c) by paying on the Closing Date an amount equal to U.S.$800,000 less the amounts paid pursuant to 2.3(a) and 2.3 (b) to the Vendors or their designees by bank draft or certified cheque such amount to be allocated to each Vendor as set forth in Schedule 2.3; and

(d) by causing Ramtron to issue to each of the Designated Vendors on the Closing Date the respective number of fully paid and non-assessable Ramtron Stock set forth in Schedule 2.3 and by delivering to each of the Designated Vendors on the Closing Date share certificates registered in the respective name of each of the Designated Vendors, evidencing the respective number of Ramtron Stock so issued to them;

(e) by causing Ramtron to issue to the Designated Vendors on the Closing Date the respective number of fully paid and non-assessable Ramtron Stock set forth in Schedule 2.3, (the "Escrow Shares") and by delivery to the Escrow Agent on the Closing Date share certificates registered in the name of each of the Designated Vendors evidencing the respective number of Ramtron Stock so issued to them, such share certificates to be held and released by the Escrow Agent pursuant to the terms and conditions of the escrow agreement executed at Closing by the Designated Vendors, Purchaser, Ramtron, Irv Lustigman, Andre Lafontaine and the Escrow Agent substantially in the form attached as Exhibit "A" (the "Escrow Agreement").

2.4  Non-Resident Vendors

Notwithstanding Section 2.3, if a non-resident Vendor (the "Non-Resident Vendor") fails to deliver to Purchaser, at or prior to Closing, a certificate (the "Federal Certificate") issued pursuant to Section 116 of the Income Tax Act (Canada) and a certificate (the "Quebec Certificate") issued pursuant to the equivalent provisions of the Taxation Act (Quebec), each in respect of his Purchased Shares and each containing a certificate limit at least equal to the Purchase Price payable to the Non-Resident Vendor, then Purchaser shall be entitled to withhold from the Purchase Price payable to the Non-Resident Vendor the following amounts: (i) for remittance to the Receiver General an amount equal to 25% of the Purchase Price payable to the Non-Resident Vendor in cash and Ramtron Stock, (the "Federal Required Amount"); (ii) for remittance to Revenue Quebec an amount equal to 12% of the Purchase Price payable to the Non-Resident Vendor in cash and Ramtron Stock, (the "Quebec Required Amount") and (iii) an indemnification amount equal to Ten percent (10%) of the Purchase Price payable to the Non-Resident Vendor in cash and Ramtron Stock (the "Indemnity Amount").

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If the Federal Certificate is delivered to Purchaser after Closing but prior to thirty (30) days of the month following the Closing (the "Remittance Date"), the amount of the Federal Required Amount and two-thirds of the Indemnity Amount held by Purchaser will be paid forthwith to or to the order of the Non-Resident Vendor. If the Federal Certificate has not been delivered to Purchaser prior to the Remittance Date, an amount equal to the Federal Required Amount shall be remitted by Purchaser to the Receiver General for Canada and two-thirds of the Indemnity Amount will be paid forthwith to or to order of the Non-Resident Vendor; provided however, that if the Non-Resident Vendor provides confirmation, satisfactory to Purchaser, acting reasonably, that the Non-Resident Vendor has applied prior to Closing, for issuance of the Federal Certificate and that said application is being diligently pursued, then, at the option of the Purchaser, the amount of the Federal Required Amount and two-thirds of the Indemnity Amount shall continue to be held on the terms set out in this Section 2.4 and the Non-Resident Vendor shall indemnify Purchaser for any Tax, interest or penalty for which Purchaser is assessed as a consequence of not remitting or timely remitting the Federal Required Amount to the Receiver General for Canada on the Remittance Date. Purchaser shall be entitled to offset any such Tax, interest or penalty against amounts held hereunder by Purchaser. Upon delivery of the Federal Certificate to Purchaser, purchaser shall, provided it has not at such time been assessed for any Tax interest or penalty, remit forthwith the Federal Required Amount and two-thirds of the Indemnity Amount held by Purchaser to or to the order of the Non-Resident Vendor. If at such time Purchaser has been assessed for any Tax interest or penalty, it shall remit forthwith the Federal Required Amount and two-thirds of the Indemnity Amount less the amount of the assessment to or to the order of the Non-Resident Vendor.

If the Quebec Certificate is delivered to Purchaser after Closing but prior to the Remittance Date, the amount of the Quebec Required Amount and one third of the Indemnity Amount held by Purchaser will be paid forthwith to or to the order of the Non-Resident Vendor. If the Quebec Certificate has not been delivered to Purchaser prior to the Remittance Date, an amount equal to the Quebec Required Amount shall be remitted by Purchaser to Revenue Quebec and one third of the Indemnity Amount will be paid forthwith to or to the order of the Non-Resident Vendor; provided however, that if the Non-Resident Vendor provides confirmation, satisfactory to Purchaser, acting reasonably, that the Non-Resident Vendor has applied prior to Closing, for issuance of the Quebec Certificate and that said application is being diligently pursued, then, at the option of the Purchaser, the Quebec Required Amount and one third of the Indemnity Amount shall continue to be held on the terms set out in this
Section 2.4 and the Non-Resident Vendor shall indemnify Purchaser for any Tax, interest or penalty for which Purchaser is assessed as a consequence of not remitting or timely remitting the Quebec Required Amount to the Minister of Revenue of Quebec. Purchaser shall be entitled to offset any such Tax, interest or penalty against amounts held hereunder by Purchaser. Upon delivery of the Quebec Certificate to Purchaser, purchaser shall, provided it has not at such time been assessed for any Tax interest or penalty, remit forthwith the Quebec Required Amount and one-third of the Indemnity Amount held by Purchaser to or to the order of the Non-Resident Vendor. If at such time Purchaser has been assessed for any Tax interest or penalty, it shall remit forthwith the Quebec Required Amount and one-third of the Indemnity Amount less the amount of the assessment to or to the order of the Non-Resident Vendor.

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Purchaser shall, acting reasonably, permit the Non-Resident Vendor to access and use monies withheld hereunder to pay, or to provide security to Federal or Quebec taxation authorities for the payment of, the Non-Resident Vendor's income taxes, if any, in respect of the sale of the Purchased Shares, as long as Purchaser is not prejudiced thereby.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF VENDORS
                   -----------------------------------------

3.1  Joint Representations and Warranties of Vendors

Each Vendor hereby jointly (within the meaning of the Civil Code of Quebec) represents and warrants to Purchaser and Ramtron as follows as of the date hereof (the "Vendors' Core Representations") with respect to himself or itself, as the case may be, and acknowledges and confirms that Purchaser and Ramtron is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares notwithstanding any investigation by, or knowledge of, Purchaser:

(a) Incorporation and Qualification. If Vendor is a corporation, then it is a corporation duly and validly incorporated, organized and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own and sell its property and enter into and perform its obligations under this Agreement.

(b) Validity of Agreement. The execution, delivery and performance by such Vendor of this Agreement:

     (i) if Vendor is a corporation, have been duly authorized by all necessary corporate action on its part;

    (ii) do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of its constating documents or by-laws; and

   (iii)  will not result in the violation of any Law.

(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, such Vendor in accordance with its terms, subject only to any limitation under applicable Laws relating to
     (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

                                    Page-12

(d) Title to Purchased Shares. Immediately prior to the execution of this Agreement, such Vendor was the sole and unconditional owner of the number and class of shares of the Corporation set out beside such Vendor's name in Schedule 2.1, with a good and valid title thereto, free and clear of all Liens. Such shares constitute all of such Vendor's share of the Purchased Shares and are fully-paid and non-assessable. Upon Closing, such Vendor will transfer good and valid title to Purchaser of the Purchased Shares set forth beside such Vendor's name on Schedule 2.1, free and clear of all Liens.

(e) Residence of Vendors. Except as provided in Schedule 3.1, each Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(f) No Other Agreements to Purchase. Except for Purchaser's rights under this Agreement and rights of first refusal under the Shareholders' Agreement which are hereby waived, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from such Vendor of any of the Purchased Shares.

(g) Investment in Ramtron Stock. Each Designated Vendor jointly (within the meaning of the Civil Code of Quebec) represents, warrants and covenants to Purchaser with respect to itself only that:

     (i) such Designated Vendor (A) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments such as would be involved in making a decision to accept the Ramtron Stock in the manner contemplated by this Agreement, (B) has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Ramtron Stock, and such Designated Vendor's financial situation is such that such Designated Vendor can afford to bear the economic risks of holding the Ramtron Stock for an indefinite period of time and suffer complete loss of the investment, (C) has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Ramtron Stock, (D) has, in connection with its decision to acquire the Ramtron Stock, relied solely upon an independent investigation made by such Designated Vendor and its advisors and the representations and warranties of Purchaser and Ramtron contained herein, (E) is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the United States Securities Act of 1933, as amended (the "Securities Act"), and (F) will acquire the Ramtron Stock hereunder solely for its own account and not with a view to, or for resale in connection with, any distribution or disposition thereof other than pursuant to an effective registration statement under the Securities Act or an exemption thereunder.

                                    Page-13

    (ii) such Designated Vendor understands that the Ramtron Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder and under applicable Canadian securities laws, and Purchaser is relying upon the truth and accuracy of, and such Designated Vendor's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Designated Vendor set forth herein in order to determine the availability of such exemptions and to comply therewith.

   (iii) such Designated Vendor acknowledges that the Ramtron Stock to be delivered to Designated Vendor under this Agreement will not, at the time of delivery, be registered under the Securities Act or under the securities laws of any state or other jurisdiction. Such Designated Vendor further acknowledges that the Ramtron Stock issued under this Agreement will be "restricted securities" (as defined in Rule 144 under the Securities Act) and may not be sold or transferred, except in accordance with the terms of the legend set forth below. Such Designated Vendor acknowledges that any certificate or certificates evidencing the Ramtron Stock issued hereunder will bear a legend (until such time as it is no longer required under the applicable requirements of the Securities Act or any other applicable securities or corporate rules and regulations thereto) substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto.

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED UNLESS
          (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (B) THE RESALE IS MADE UNDER RULE 144 OR (C) THE RESALE IS MADE OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT AND THE APPLICABLE LAWS OF SUCH NON-US JURISDICTION OR (D) IN THE OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO RAMTRON INTERNATIONAL CORPORATION, REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER."

    (iv) such Designated Vendor represents, warrants to and covenants with Purchaser that it will not, directly or indirectly, offer, sell, pledge, sell short, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any Ramtron Stock except in compliance with the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and any other applicable securities laws.

                                    Page-14

     (v) such Designated Vendor was not provided with and has not requested an offering memorandum as defined in applicable Canadian securities laws.

    (vi) no person has made any written or oral representation to such Designated Vendor:

          (A)  that any person will resell or repurchase the Ramtron Stock;

          (B) that any person will refund the purchase price of the Ramtron Stock other than as provided in this Share Purchase Agreement; or

          (C)  relating to the future price or value of the Ramtron Stock.

   (vii) such Designated Vendor is not a company or other entity established solely to acquire securities under the prospectus exemption set out in the Securities Act (Quebec);

(h) No Brokers, Etc. Other than the entity entitled to the Commission, no broker, finder, agent or similar intermediary has acted on behalf of such Vendor in connection with this Agreement or the transactions contemplated hereby, and, other than the Commission, there are no brokerage commissions, finders' fees or similar fees or commissions payable by such Vendor in connection herewith.

3.2  Representations and Warranties of the Corporation

The Corporation represents and warrants to Purchaser and Ramtron as follows as of the date hereof and acknowledges and confirms that Purchaser and Ramtron is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares notwithstanding any investigation by, or knowledge of, Purchaser or Ramtron.

(a) Incorporation and Qualification. The Corporation is a corporation duly and validly incorporated, organized, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business as currently conducted and enter into and perform its obligations under this Agreement. The Corporation is duly qualified, licensed or registered to carry on business in the jurisdictions listed in Schedule 3.2(a). The jurisdictions listed in Schedule 3.2(a) include all jurisdictions in which the nature of the assets or the business of the Corporation makes such qualification necessary or in which the Corporation owns or leases any material assets or conducts any material business.

(b) No Default. The Corporation is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of its constating documents or by-laws.

                                    Page-15

(c)  Validity of Agreement.  Except for the Consents disclosed in
     Schedule 3.2(c), the execution, delivery and performance by the Corporation of this Agreement:

     (i) have been duly authorized by all necessary corporate action on its part;

    (ii) do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of (A) its constating documents or (B) by-laws or any Contracts or instruments to which the Corporation is a party or pursuant to which any of its assets, business or share capital may be affected;

   (iii) will not result in a breach of, or cause the termination or revocation of, any Authorization held by it or necessary to the ownership or the operation of the business of the Corporation which would have a Material Adverse Effect on the Corporation; and

    (iv) will not result in the violation of any Law which would have a Material Adverse Effect on the Corporation.

(d) Required Authorizations. There is no requirement of the Corporation to make any filing with, give any notice to, or obtain or maintain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement or the continued operation of the business of the Corporation.

(e) Investment Canada Act. The Corporation does not provide any of the services and does not engage in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act (Canada).

(f) Authorized and Issued Capital. The authorized capital of the Corporation consists of an unlimited number of the following classes of shares:
     Common Shares and Class A Preferred Shares of which 3,604,878 Common Shares and 10,013,540 Class A Preferred Shares, (and no more) have been duly issued and are outstanding as fully paid and non-assessable. Immediately prior to the execution of this Agreement, such shares were registered in the name of Vendors as set forth in Schedule 2.1. Such shares have been issued in compliance with all applicable Laws.

     Except as disclosed in Schedule 3.2(f), there are no outstanding options, warrants, rights, securities, debentures, loans or notes convertible or exchangeable for any shares or other securities of the Corporation.

     The Purchased Shares (i) constitute all of the issued and outstanding shares in the share capital of the Corporation, (ii) have been duly issued and shall be outstanding as fully paid and non-assessable, (iii) have been issued in compliance with all applicable Laws and (iv) are registered in the name of Purchaser.

                                    Page-16

(g) Subsidiaries. The Corporation has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person.

(h) No Other Agreements to Purchase. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law, pre-emptive or contractual), with the Corporation or capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

(i) Corporate Records. To the Corporation's knowledge, the Corporate Records are true, complete and accurate, and contain copies of all of the articles, by-laws and resolutions adopted by the shareholders and directors of the Corporation since the date of its incorporation, all of which have been duly adopted, and registers all past or present securities, shareholders and securities issuances, redemptions and transfers. The Corporation is not currently subject to, or affected by, a unanimous shareholders' agreement. However, it is party to the Shareholders Agreement which will be terminated concurrently herewith.

(j)  Conduct of Business in Ordinary Course.  Except as disclosed in
     Schedule 3.2(j), since the Balance Sheet Date the Corporation has carried on its business in the Ordinary Course and, without limiting the generality of the foregoing, the Corporation has not:

     (i) made or assumed any commitment, obligation or liability which is outside the Ordinary Course;

    (ii) ceased to operate its properties and carry on its business as carried on immediately prior to such date;

   (iii) transferred to any Person any rights to the Intellectual Property owned, held or used by it, except in connection with sales of the Corporation's products or services in the Ordinary Course;

    (iv) terminated, entered into, amended or otherwise modified any agreements pursuant to which any Person is granted manufacturing, marketing, distribution or similar rights of any type or scope or any third party royalty rights with respect to any products or services of the Corporation, or entered into or amended any strategic alliance, license or sub-license agreement, or joint development agreement;

     (v) terminated, entered into, amended or otherwise modified in any material respect any Contract;

    (vi) sold or otherwise in any way alienated or disposed of any of its assets other than in the Ordinary Course;

   (vii) suffered any material shortage or any cessation or interruption of products, shipments or ordinary services;

                                    Page-17

  (viii) split, combined or reclassified any of its shares, or issued, granted, repriced, redeemed, retired, repurchased or otherwise acquired shares in its capital, any options, warrants, rights with respect to shares in its capital or bonds, debentures, notes or other corporate security;

    (ix) reserved, declared, made or paid any dividend, or made any other distributions or appropriations of profits or capital;

     (x) discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

    (xi) waived or cancelled any material claim, account receivable, trade account or right outside the Ordinary Course, or made any gift;

   (xii) terminated the employment of any manager or officer or granted any severance or termination pay to any director, manager, officer or any other employee;

  (xiii) paid a bonus to an employee other than as specified in written employment agreements, copies of which have been provided to Purchaser;

   (xiv) made any change in the rate or form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents which is outside the Ordinary Course;

    (xv) entered into any termination, notice, severance or change of control agreement with any of its shareholders, directors, officers, employees or agents;

   (xvi) made any change in its accounting principles, policies and practices as utilized in the preparation of the Financial Statements and the Interim Financial Statements;

  (xvii) granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies, other than in the Ordinary Course;

 (xviii) made any individual capital expenditure in excess of $5,000 or aggregate capital expenditures in excess of $25,000;

   (xix) made any loan or advance to, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person;

    (xx)  modified its constating documents, by-laws or capital structure;

   (xxi) removed any auditor or accountant, or had any auditor or accountant resign;

                                    Page-18

  (xxii) purchased or otherwise acquired any corporate security or proprietary, participatory, profit or other equity interest in any Person;

 (xxiii) incurred any indebtedness other than to trade creditors in the Ordinary Course;

  (xxiv) settled any litigation or claims, or suffered any judgments, requiring payment by the Corporation in excess of $25,000 in the aggregate or granting injunctive relief or specific performance;

   (xxv) cancelled or reduced any of its insurance coverage, or received notice thereof or of non-renewal or increase in premium from the underwriters or the Corporation's brokers; or

  (xxvi)  authorized, agreed or otherwise committed to any of the foregoing.

(k) No Material Adverse Change. Since the Balance Sheet Date, there has been no material adverse change in the business, assets, liabilities, operations, properties, results of operation, prospects or condition (financial or otherwise) of the Corporation and no event has occurred or circumstances exist which may result in such a material adverse change.

(l) Compliance with Laws. The Corporation has conducted and is continuing to conduct its business in material compliance with all applicable Laws.

(m) Title to the Assets. The Corporation owns (with good and valid title) all of the properties and assets (whether immovable, movable, real, personal or mixed and whether tangible or intangible) that it purports to own including all the properties and assets reflected as being owned by the Corporation in the financial Books and Records and the balance sheet which forms part of the Interim Financial Statements other than inventory sold in the Ordinary Course since April 30, 2005 prior to Closing. The Corporation has legal and beneficial ownership of such properties and assets free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 3.2(m).

(n) Condition and Sufficiency of Tangible Assets. The tangible assets owned or leased by the Corporation, are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such tangible assets is in need of maintenance or repairs, except for normal maintenance and repairs. The tangible assets owned or leased by the Corporation constitute all of the tangible assets used or held for use in connection with the business and activities of the Corporation as currently conducted.

(o) Owned Property. The Corporation does not own any real or immoveable property.

                                    Page-19

(p) Leases. The Corporation is not a party to, or under any agreement to become a party to, any lease with respect to immovable or real property other than the Lease. The Lease is in good standing, creates a good and valid interest in the Leased Property and is in full force and effect. With respect to the Lease, (i) all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessor and (iii) there exists no event of default under the Lease.

(q) Inventories. Inventories of the Corporation (other than inventories which have been written down in the Interim Financial Statements) have been valued in the Interim Financial Statements at the lower of cost or net realizable value.

(r) Accounts Receivable. All accounts receivable of the Corporation are bona fide, result from the Ordinary Course, have been properly recorded in the Ordinary Course and, to the Corporation's knowledge, are good and collectible in full when due without any discount, set-off or counterclaim.

(s)  Material Contracts. Except for the Contracts described in
     Schedule 3.2(s), the Lease, the Contracts referred to in Section 3.2(u), the Employee Plans, the insurance policies set out in Schedule 3.2(ee) and the Contracts listed in Schedule 3.2(cc) (collectively, the "Material Contracts"), the Corporation is not a party to or bound by:

     (i) any distribution, sales, advertising, agency, franchise or manufacturer's representative Contract;

    (ii) any ongoing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $25,000 over the term of the Contract;

   (iii) any Contract that expires, or that may be renewed at the option of any Person other than the Corporation so as to expire, more than one year after the date of this Agreement;

    (iv) any trust indenture, deed of hypothec, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, swaps, commodities or other hedging or derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

     (v) any Contract for capital expenditures in excess of $5,000 in the aggregate;

    (vi) any Contract pursuant to which the Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other movable or personal property;

                                    Page-20

   (vii) any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of the Corporation to engage in any line of business, compete with any other Person, solicit employees or clients, operate its assets at maximum production capacity or otherwise conduct its business;

  (viii) any Contract involving any continuing representation, warranty or indemnification obligation of the Corporation to any other Person, other than in the Ordinary Course;

    (ix) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

     (x) any Contract with any Person with whom the Corporation or any of Vendors does not deal at arm's length within the meaning of the ITA; or

    (xi)  any other Contract made out of the Ordinary Course.

(t) No Breach of Material Contracts. The Corporation has performed all obligations required to be performed by it and is entitled to all benefits under, and, to the Corporation's knowledge, is not alleged to be in default of, any Material Contract to which it is a party. Each of the Material Contracts is in full force and effect and there exists no actual or, to the Corporation's knowledge, alleged default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts (as amended) have been delivered to Purchaser.

(u)  Intellectual Property.

     (i) Attached as Schedule 3.2(u)(i)Part (A) is a list of Intellectual Property owned by the Corporation and Schedule 3.2(u)(i) Part (B) is a list of Intellectual Property licensed to the Corporation or used by the Corporation in carrying on its business.

    (ii) The Corporation possesses a sufficient amount of, and valid licenses for, third parties' commercial software it currently uses in connection with its operations.

   (iii) Schedule 3.2(u)(iii) includes complete and accurate particulars of all registrations and applications for registration of the Intellectual Property owned by the Corporation. All of the Corporation's owned Intellectual Property which has been registered or applied for has been properly maintained and renewed by the Corporation in accordance with all applicable Laws.

                                    Page-21

    (iv) Except as set forth in Schedule 3.2(u)(iv) and in any other Schedule to this Agreement, the Intellectual Property owned by the Corporation is not subject to any Liens and the Corporation has the right to use all the Intellectual Property used by it in carrying on its business.

     (v) Except as set forth in Schedule 3.2(u)(v), the Corporation is not a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Intellectual Property owned by the Corporation.

    (vi) Except as set forth in Schedule 3.2(u)(vi), to the Corporation's knowledge, the operation of the Corporation's business does not infringe upon the Intellectual Property rights of any Person. Except as set forth in Schedule 3.2(u)(vi), no claims have been asserted or, to the knowledge of the Corporation, are threatened by any Person alleging that the conduct of the Corporation's business, including the use of the Intellectual Property owned by, licensed to or used by the Corporation, infringes upon any of their Intellectual Property rights.

   (vii) Except as set forth in Schedule 3.2(u)(vii), the transactions contemplated by this Agreement and the continued operation of the Corporation's business will not violate or breach the Material terms of any Intellectual Property license, or entitle any other party to any such Intellectual Property license granted by the Corporation to any other party, to terminate or modify it, or otherwise adversely affect the Corporation's rights under it.

  (viii) Except as set forth in Schedule 3.2(u)(viii), the Intellectual Property owned by or licensed to the Corporation or which the Corporation otherwise has the right to use constitutes all Intellectual Property necessary for the conduct of the Corporation's business as presently conducted. Except as set forth in
          Schedule 3.2(u)(viii), following Closing, the Corporation will be entitled to continue to use, practice and exercise rights in, all of the Intellectual Property owned by, licensed to and used by the Corporation, to the same extent and in the same manner as prior to Closing without additional financial obligation to any Person.

    (ix) Except as set forth in Schedule 3.2(u)(ix), to the Corporation's knowledge, no Person is currently infringing any of the Intellectual Property owned by the Corporation.

     (x) Except as set forth in Schedule 3.2(u)(x), none of the software owned by the Corporation contains any open source, copy left or community source code, including any libraries or code licensed under any license agreement or arrangement obliging the Corporation to make source code publicly available.

                                    Page-22

    (xi) Since November 14, 2003 all current and former employees and consultants of the Corporation whose duties or responsibilities relate to the development of products for the Corporation have entered into confidentiality, intellectual property assignment and non-compete agreements with and in favour of the Corporation in the form of the draft agreements appended hereto as Schedule 3.2(u)(xi).

   (xii) Except as set forth in Schedule (xii), to the Corporation's knowledge, all copyrights in and to the contents of the Corporation's web sites are validly owned by the Corporation free and clear thereto.

(v) Product and Service Warranties. Schedule 3.2(v) sets forth complete and accurate copies of the written warranties and guarantees by the Corporation currently in effect with respect to its products and services. There are no oral warranties outstanding. There have not been any material deviations from such warranties and guarantees.

(w) Books and Records. Since January 1, 2002, all accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects and for the period prior thereto, to the Corporation's knowledge, all such accounting and financial Books and Records have also been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which is not available to the Corporation in the Ordinary Course.

(x) Financial Statements. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and each fairly, accurately and completely discloses in all material respects (i) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of the Corporation, (ii) the results of operations of the Corporation and (iii) the changes in the financial position of the Corporation, all as at the dates and for the periods therein specified.

     True, correct and complete copies of the Financial Statements and the Interim Financial Statements are attached as Schedule 3.2(x).

(y)  No Undisclosed Liabilities.  Except as disclosed in this Agreement and
     Schedule 3.2(y) or reflected or reserved against in the balance sheet forming part of the Interim Financial Statements or specifically disclosed in a note therein, the Corporation does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would have a Material Adverse Effect.

                                    Page-23

(z) Bank Accounts and Powers of Attorney. Schedule 3.2(z) is a true, correct and complete list showing (i) the name of each bank in which the Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (ii) the names of all Persons holding powers of attorney from the Corporation.

(aa)  Environmental Matters.  Except as set forth in Schedule 3.2(aa):

      (i) the Corporation, its operations and the assets at the Leased Property are, and at all times have been, in material compliance with all Environmental Laws;

     (ii) none of the real properties (including the Leased Property) currently or formerly owned, leased or used by the Corporation or over which the Corporation had charge, management or control (A) has ever been used by the Corporation as a waste disposal site or a landfill site, or (B) has ever had Hazardous Materials released, spilled or discharged on, at or under such Leased Properties while owned, leased or used by the Corporation.

    (iii)  the Corporation has not been required by any Governmental Entity to
           (A) alter the Leased Property in a material way in order to be in compliance with Environmental Laws, (B) file any notice with any Governmental Entity relating to any potential or actual contaminated real or immovable property or (C) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigation on, about or in connection with any real or immovable property, nor, is there any fact or circumstance which could give rise to such a request by a Governmental Entity;

     (iv) there are no pending or, to the Corporation's knowledge, threatened claims or restrictions of any nature under or pursuant to any Environmental Laws with respect to or affecting the Corporation or the Leased Property; and

      (x) the Corporation has not received any directive, inquiry, notice, order, warning or other communication from any Governmental Entity or other Persons that relates to any Hazardous Materials or any alleged actual or potential violation or failure to comply with any Environmental Laws.

      Schedule 3.2(aa) lists all reports and documents relating to the environmental matters affecting the Corporation and the Leased Property which are in the possession or under the control of the Corporation. Copies of all such reports and documents have been provided to Purchaser. There are no other reports or documents relating to environmental matters affecting the Corporation or the Leased Property which have not been made available to Purchaser whether by reason of confidentiality restrictions or otherwise.

                                    Page-24

(bb) Authorizations. There are no Authorizations necessary to permit the Corporation to lawfully conduct, operate or occupy its businesses, activities and the Leased Property in the manner it currently conducts, operates or occupies such businesses, activities and Leased Property, and to own its assets except as may be declared in Schedule 3.2 (bb).

(cc) Employees. Except as set forth in Schedule 3.2(cc), the Corporation has complied, and is in compliance, with all applicable Laws relating to employment and labour matters, including any provision thereof relating to wages, hours of work, vacation pay, overtime pay, occupational health and safety and conditions of employment.

      The Corporation has not been required to make any compensation adjustments pursuant to the Pay Equity Act (Quebec) nor does it have any commitments to make such compensation adjustments with respect to its employees.

      Except as set forth in Schedule 3.2(cc):

      (i) there is no collective agreement in force with respect to the employees of the Corporation, no collective agreement is currently being negotiated by the Corporation, no union or employee bargaining agent holds bargaining rights with respect to any employees of the Corporation, and there are no current or, to the Corporation's knowledge, threatened attempts to organize or establish any trade union or employee association with respect to the Corporation nor has there been any such attempts within the past five years;

     (ii) the Corporation has not engaged in any unfair labour practice. There is no unfair labour practice complaint pending or, to the Corporation's knowledge, threatened against the Corporation and there is no labour strike, slow down, work stoppage or lockout in effect or, to the Corporation's knowledge, threatened against the Corporation, nor has there been any such event within the past five years;

    (iii) all amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation pay, pension benefits or other employee benefits have been paid and, to the extent that they should have been accrued, have been accrued and are reflected in the Financial Statements;

     (iv) the Corporation is not subject to any claim for wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any of its employees or former employees or relating to any failure to hire a candidate for employment;

      (v) there is no order pursuant to any Law requiring the taking of any action or the refraining from taking any action in respect of any employee or former employee of the Corporation;

                                    Page-25

     (vi) there are no outstanding loans made by the Corporation to any employee or former employee of the Corporation (for greater certainty, travel advances or advances against commission of less than $500.00 are not considered as a loan for the purposes of this paragraph); and

    (vii) to the Corporation's knowledge, no managerial employee and no group of employees of the Corporation has any plans to terminate his, her or their employment with the Corporation.

      Schedule 3.2(cc) contains a correct and complete list of each director, officer, employee, independent contractor, agent and consultant of the Corporation whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, status as full-time or part-time employees and length of service along with a list of all employment agreements and all service agreements of the Corporation with its employees and its consultants, as the case may be. Except as set forth in Schedule 3.2(cc), no employee of the Corporation has any agreement as to length of notice, severance or termination payment required to terminate his employment.

(dd)  Employee Plans

      (i) Schedule 3.2(dd) lists all Employee Plans. The Corporation has furnished to Purchaser true, correct and complete copies of all the Employee Plans as of the date hereof, together with all related material documentation and all material correspondence with all Governmental Entities or other relevant Persons.

     (ii) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all Tax Laws where same is required for preferential Tax treatment.

    (iii) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing or exigible under or in respect of any of the Employee Plans.

     (iv) No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity or by any other Person (other than routine claims for benefits).

      (v) All contributions or premiums required to be paid by the Corporation under the terms of each Employee Plan or by Law have been made in a timely fashion in accordance with Law and the terms of the Employee Plans. The Corporation does not have any liability (other than liabilities accruing after the date hereof) with respect to any of the Employee Plans. Contributions or premiums for the period up to the date hereof have been paid by the Corporation.

                                    Page-26

     (vi) No commitments to improve or otherwise amend any Employee Plan have been made except as required by applicable Law.

    (vii) No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

   (viii) None of the Employee Plans provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

     (ix) No Employee Plan exists that could require as a result of the transactions contemplated by this Agreement (A) the payment to any Person of any money, benefits or other property, (B) accelerated or increased funding requirements for any Employee Plan or (C) the acceleration or provision of any other increased rights or benefits to any Person.

(ee) Insurance. Schedule 3.2(ee) contains a list of insurance policies which are maintained by the Corporation. The Corporation is not in default with respect to any of the provisions contained in the insurance policies or the payment of any premiums under any insurance policy, nor has it failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Copies of all insurance policies of the Corporation and the most recent inspection reports received from insurance underwriters have been delivered to Purchaser.

(ff)  Litigation.  Except as described in Schedule 3.2(ff), there are no
      (i) actions, claims, suits or proceedings by any Person,
      (ii) arbitration or alternative dispute resolution processes or
      (iii) any administrative or other proceedings by or before (or, to the knowledge of the Corporation, any investigation by) any Governmental Entity, pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation, or the business or assets of the Corporation. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any claim prior to being prosecuted in respect of it. The Corporation is not the plaintiff or complainant in any action, claim, suit or proceeding.

(gg) Customers and Suppliers. Schedule 3.2(gg) contains a list of the top Ten (10) customers of the Corporation (determined on the basis of revenues) for each of the last two fiscal years and the top Ten
      (10) suppliers of the Corporation (determined on the basis of cost of goods and services purchased) for each of the last two fiscal years. Since the Balance Sheet Date, except as disclosed in Schedule 3.2(gg), none of such customers or suppliers has ceased to do business with the Corporation other than as a result of ordinary course of business project completion. To Corporation's knowledge, no such customer or supplier is threatened with bankruptcy or insolvency.

                                    Page-27

(hh)  Tax Matters:

      (i) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (A) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (B) any liability for the payment of any amounts of the type described in paragraph (A) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

     (ii) Computation, Preparation and Payment. The Corporation has correctly computed all Taxes owing by it under the laws of Canada, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other filings related to Taxes ("Tax Returns"), required to be filed by it under the laws of Canada, has timely paid all Taxes under the laws of Canada which are or may become due and payable on or prior to the date hereof and has made adequate provision for Taxes under the laws of Canada in the Financial Statements for the period ended December 31, 2004. The Corporation has made adequate and timely instalments of Taxes under the laws of Canada required to be made.

           Except as provided in Schedule 3.2(hh), to the knowledge of the Corporation, the Corporation is not required to prepare or file any Tax Returns in any jurisdiction outside of Canada or pay any taxes in any jurisdiction outside of Canada.

    (iii) Accrued Taxes. Since December 31, 2004, the Corporation has only incurred liabilities for Taxes in the Ordinary Course.

     (iv) Status of Assessments. All Tax Returns of the Corporation have been assessed through and including each of the dates set forth in
           Schedule 3.2(hh), and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Corporation or any outstanding objections to any assessment or reassessment of Taxes. Any proposed deficiencies have been paid and settled.

                                    Page-28

      (v) Contingent Tax Liabilities. There are no contingent Tax liabilities under the laws of Canada or any grounds that could prompt an assessment or reassessment of the Corporation under the laws of Canada including aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax Returns in Canada, nor has the Corporation received any indication from any taxation authorities in Canada that an assessment or reassessment of Tax is proposed.

           Except as provided in Schedule 3.2(hh), to the knowledge of the Corporation, there are no contingent Tax liabilities in any jurisdiction outside of Canada and the Corporation has not received any indication from any taxation authorities in any jurisdiction outside of Canada that an assessment or reassessment of Tax is proposed.

     (vi) Withholdings. Except as provided in Schedule 3.2(hh), the Corporation has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by the Corporation will be retained in the appropriate accounts and will be remitted by the Corporation to the appropriate authorities when due.

    (vii) Collection and Remittance. The Corporation has collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Corporation) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected under the laws of Canada and has paid and remitted such Taxes when due, in the form required under the appropriate legislation in Canada or made adequate provision for the payment of such amounts to the proper receiving authorities in Canada. The amount of such Taxes collected but not remitted by the Corporation will be retained in the appropriate accounts and remitted by the Corporation to the appropriate authorities in Canada when due.

           Except as provided in Schedule 00, to the knowledge of the Corporation, the Corporation was not required to collect from any of the past and present customers (or other Person paying amounts to the Corporation) any Taxes under the laws of any jurisdiction outside of Canada.

   (viii) Assessments. The Corporation is not and, to the knowledge of the Corporation, will be subject to any assessments, reassessments, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on prior to the Closing Date.

                                    Page-29

     (xi) Jurisdictions of Taxation. Except as provided in Schedule 3.2(hh), to the knowledge of the Corporation, the Corporation has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside of Canada.

      (x) Related Party Transactions. The Corporation has not, and has never been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or corporation with whom it does not deal at arm's length within the meaning of the ITA.

     (xi) Non-Capital Losses. The aggregate non-capital losses (as defined in the ITA and the relevant provincial legislation) incurred in the years ending on or prior to December 31, 2004 which could be carried forward by the Corporation for federal income tax purposes and for provincial income tax purposes are as indicated in
           Schedule 3.2(hh). The expiry date of such losses of the Corporation was as stated in note 10 of the Financial Statements.

    (xii) SR&ED Expenditures. The aggregate amount of expenditures qualifying as research and development expenditures under the ITA and the relevant provincial legislation incurred by the Corporation in years ending on or prior to December 31, 2004 which were not deducted for income tax purposes and are available to be applied against taxable income for years subsequent to the year ending December 31, 2004 for federal income tax purposes and for provincial income tax purposes are as indicated in
           Schedule 3.2(hh).

   (xiii) SR&ED Tax Credits. All research and development investment tax credits ("ITCs") were claimed by the Corporation in accordance with the ITA and the relevant provincial legislation and the Corporation satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Corporation in any financial year were claimed in accordance with the ITA and the relevant provincial legislation and the Corporation satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs. The Corporation is entitled to receive the following ITCs refunds which have not been collected yet: (A) for the year ending on December 31, 2004, CDN$261,712 at the provincial level; and (B) the refunds for the period commencing on January 1, 2005 and ending on the Closing Date.

                                    Page-30

    (xiv) Capital Dividends and Rollovers. The Corporation has not filed or been party to any election pursuant to Section 83 or 85 of the ITA or the corresponding provisions of any provincial statute.

     (xv) Forgiveness of Debt. Except as described in Schedule 3.2(hh), the Corporation has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of section 80 and following of the ITA.

    (xvi) Tax Returns. The Corporation has made available to Purchaser or its legal counsel, copies of all foreign, federal, state, provincial, municipal and local income, added value, goods and services and sales and use Tax Returns for the Corporation filed for all periods terminating after December 31, 2004.

   (xvii) Deductibility. As of Closing, there will not be any Contract, plan or arrangement, covering any employee or former employee of the Corporation that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Corporation as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

  (xviii) Tax Basis. The Corporation's cost amount, as defined in the ITA, in respect of its assets is accurately reflected on the Corporation's Tax Returns and records.

(ii)  Competition Matters:

      (i)  For the purposes of and in accordance with the requirements of section 110 of the Competition Act, as at the Closing Date:

           (A) the aggregate value of the assets in Canada, determined as of such time and in such manner as are prescribed by section 110 of the Competition Act and the Notifiable Transactions Regulations under the Competition Act, that are owned by the Corporation is about CDN$2,000,000; and

           (B) the gross revenues from sales in or from Canada, determined for such annual period and in such manner as are prescribed by section 110 of the Competition Act and the Notifiable Transactions Regulations under the Competition Act, generated from the assets referred to in item (a) above, are about CDN$500,000.

                                    Page-31

(jj) Regulatory Permits. The Corporation possesses all certificates, authorizations and permits issued by the appropriate federal, provincial, local or foreign regulatory authorities necessary to conduct its businesses as now conducted, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and the Corporation has not received any notice of proceedings relating to the revocation or modification of any such permits.

(kk) No Brokers, Etc. Other than the entity entitled to the Commission, no broker, finder, agent or similar intermediary has acted on behalf of the Corporation in connection with this Agreement or the transactions contemplated hereby, and, other than the Commission, there are no brokerage commissions, finders' fees or similar fees or commissions payable by the Corporation in connection herewith.

(ll) Legal fees. The Corporation does not and will not owe any legal fees in connection with this Agreement or the transactions contemplated hereby and the legal fees that the Vendors are directing the Purchaser to pay pursuant to Section 2.3(b) do not comprise any legal fees owing or payable by the Corporation.

3.3  Full Disclosures.

No representation or warranty made by the Corporation pursuant to Section 3.2, and no statement, schedule or certificate furnished or to be furnished to Purchaser by the Corporation pursuant to this Agreement or any other agreements, documents or other instruments executed and delivered by or on behalf of the Corporation or any of its officers at the Closing or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                                ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RAMTRON
            -------------------------------------------------------

4.1  Representations and Warranties of Purchaser

Purchaser and Ramtron hereby solidarily represent and warrant to Vendors as follows as of the date hereof and acknowledges and confirms that Vendors are relying on such representations and warranties in connection with the sale by Vendors of the Purchased Shares notwithstanding any investigation by, or knowledge of, Vendors:

(a) Incorporation and Corporate Power. Purchaser is a corporation duly and validly incorporated, organized and existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

                                    Page-32

(b) Validity of Agreement. The execution, delivery and performance by Purchaser of this Agreement:

     (i) have been duly authorized by all necessary corporate action on the part of Purchaser;

    (ii) do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of its constating documents or by-laws; and

   (iii)  will not result in the violation of any Law.

(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to
     (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(d) Required Authorizations. There is no requirement of Purchaser or any of its Affiliates to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in
     Schedule 4.1(d).

(e) No Brokers, Etc. No broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and, there are no brokerage commissions, finders' fees or similar fees or commissions payable by Purchaser in connection herewith.

4.2  Representations and Warranties of Ramtron

For the purposes of this Section, where applicable, Ramtron means Ramtron and each of its subsidiaries, if any. Ramtron hereby represents and warrants to Vendors as follows as of the date hereof and acknowledges and confirms that Vendors are relying on such representations and warranties in connection with the sale by Vendors of the Purchased Shares notwithstanding any investigation by, or knowledge of, Vendors:

(a) Incorporation and Corporate Power. Ramtron is a corporation duly and validly incorporated, organized and existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

                                    Page-33

(b) Validity of Agreement. The execution, delivery and performance by Ramtron of this Agreement:

     (i) have been duly authorized by all necessary corporate action on the part of Ramtron;

    (ii) do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of its constating documents or by-laws; and

   (iii)  will not result in the violation of any Law.

(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by Ramtron and constitutes a legal, valid and binding obligation of Ramtron, enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to
     (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(d) Required Authorizations. There is no requirement of Ramtron to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Schedule 4.2(d).

(e) No Brokers, Etc. No broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and, there are no brokerage commissions, finders' fees or similar fees or commissions payable by Purchaser in connection herewith.

(f) Issuance of Ramtron Stock. The Ramtron Stock, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully-paid and non-assessable.

(g) Authorized and Issued Capital. The authorized capital stock of Ramtron consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock (the "Ramtron Preferred Stock"). As of the date hereof, 22,434,192 shares of Ramtron Common Stock were issued and outstanding. All of such outstanding shares of capital stock are validly issued, fully paid and non-assessable.

(h) Subsidiaries. Except for the Purchaser and Mushkin, Inc. a Colorado corporation, Ramtron has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person.

                                    Page-34

(i) SEC Documents. Ramtron has timely filed with the United States Securities and Exchange Commission (the "SEC") all of the documents that Ramtron was required to file with the SEC from December 31, 2003 through the date hereof (the "Ramtron SEC Documents"). Except as disclosed in the Ramtron SEC Documents, as of their respective dates, the Ramtron SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC then applicable to such Ramtron SEC Documents, and none of the Ramtron SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Ramtron SEC Documents, the consolidated financial statements of Ramtron and its subsidiaries included in the Ramtron SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with general accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly presented in accordance with applicable requirements of generally accepted accounting principles (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which were or will be material) the consolidated financial position of Ramtron and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Ramtron and its subsidiaries for the periods presented therein. For purposes of this paragraph the italicized term "material" shall mean any non-compliance as to form, or any misstatement or omission of a fact, that individually or in the aggregate would result in an adverse change (A) in the capital, consolidated assets, or consolidated liabilities of Ramtron of more than Five percent (5.0%), or (B) in the consolidated gross income or consolidated gross expenses of Ramtron of more than Ten percent (10.0%).

(j) No Material Adverse Change. Since June 30, 2005, there has been no Material Adverse Change in the capital, business, assets, liabilities, operations, properties, results of operation, prospects or condition (financial or otherwise) of Ramtron and no event has occurred or circumstances exist which may result in such a Material Adverse Change, except as disclosed in the Ramtron SEC Documents, and there has been no such Material Adverse Change which causes the Ramtron SEC Documents in the aggregate to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this paragraph the italicized term "material" shall mean any misstatement or omission of a fact that individually or in the aggregate would result in an adverse change (A) in the capital, consolidated assets, or consolidated liabilities of Ramtron of more than Five percent (5.0)%, or (B) in the consolidated gross income or consolidated gross expenses of Ramtron of more than Ten percent (10.0%);

                                    Page-35

4.3  Full Disclosures.

No representation or warranty made by Purchaser and Ramtron in this Agreement, and no statement, schedule or certificate furnished or to be furnished to Vendors pursuant to this Agreement or any other agreements, documents or other instruments executed and delivered by or on behalf of Ramtron or any of its officers at the Closing or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                                  ARTICLE 5
                          COVENANTS AND AGREEMENTS
                          ------------------------

5.1  Covenants and Agreements of Vendors and of the Corporation

(a)  Transfer of Documentation

     (i) Except as otherwise provided in Section 5.1(a)(ii), on the Closing Date, the Corporation shall deliver, to the Purchaser or make available to it at the Corporation's premises the Books and Records and all documents and other data, technical or otherwise relating to the Corporation, its business or its assets. Purchaser shall preserve all such documents delivered to it at or prior to the Closing Date for a period of three years or such longer period as is required by applicable law, and shall permit the Vendors or their authorized representatives, subject to and if not in contravention of any privacy acts and any other applicable legislation, and upon written notice, reasonable access during regular business hours while those documents are in the possession of the Purchaser solely to the extent that such access is required by the Vendors to perform their obligations under this Agreement or under applicable law but Purchaser shall not be responsible or liable to any Vendor for, or as a result of any loss or destruction of or damage to, any such documents and other data unless such destruction, loss or damage is caused by the Purchaser's gross negligence or wilful misconduct.
          All reasonable out-of-pocket costs and expenses in connection with any access contemplated by this Section 5.1(i) shall be borne by the Party seeking access.

    (ii) Notwithstanding Section 5.1(i), the Vendors shall be entitled to retain copies of any documents or other data delivered to Purchaser pursuant to Section 5.1 (a) provided that those documents or data are reasonably required by the Vendors to perform their obligations hereunder or under applicable law. The Vendors shall retain any documents or data which relate to the Corporation and which is retained by the Vendors pursuant to this Section in confidence and shall not use or otherwise disclose the data or information contained therein except as permitted by Section 9.5

                                    Page-36

(b)  Accredited Investors

     (i) On the Closing Date, each of the Vendors receiving Ramtron Stock shall qualify as an "accredited investors" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and shall deliver to Purchaser any and all documentation necessary to evidence same.

(c)  Investigation

     (i) During the Interim Period, Purchaser and its authorized representatives shall be permitted to make such investigations, inspections, surveys or tests of the Corporation, its business and its assets, and of its financial and legal condition as Purchaser deems necessary or desirable to familiarize itself with the Corporation's business, assets and other matters. Without limiting the generality of the foregoing, Purchaser shall, during normal business hours, be permitted free and unrestricted access to (A) all documents relating to information scheduled or required to be disclosed under this Agreement, (B) the Books and Records, (C) the Intellectual Property, (D) the Contracts, (E) the Leased Property,
          (F) the employees of the Corporation, (G) records regarding suppliers, customers and regulators, (H) environmental reports, surveys, inspection reports, internal audits, manifests, incident reports and any and all correspondence with Governmental Entities or third parties in respect of environmental matters, and (I) all other reports prepared by advisors of the Corporation and its Affiliates, and the Corporation shall provide photocopies to Purchaser of all such written information and documents as may be reasonably requested by Purchaser.

    (ii) At the request of Purchaser, the Corporation shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Corporation, its business and any of its assets or to enable Purchaser or its authorized representatives to obtain full access to all files and records relating to the Corporation or relating to any of its assets maintained by Governmental Entities and self-regulating authorities.

   (iii) At Purchaser's request, the Corporation shall co-operate and assist with Purchaser in arranging any meetings as Purchaser should reasonably request with:

          (A)  employees of the Corporation;

          (B) customers, suppliers, distributors or others who have or have had a business relationship with the Corporation; and

          (C) auditors, solicitors or any other Persons engaged or previously engaged to provide services to the Corporation who have knowledge of matters relating to the Corporation and its business.

                                    Page-37

    (iv) Purchaser and its authorized representatives shall be permitted to conduct all such testing and inspection in respect of environmental matters at such locations of the Corporation's business as Purchaser may determine, in its sole reasonable discretion, as may be required to satisfy Purchaser in respect of such matters. The exercise of any rights of inspection by or on behalf of Purchaser under this
          Section 5.1(c) shall not mitigate or otherwise affect the representations and warranties of the Corporation under this Agreement, which shall continue in full force and effect as provided in Section 8.3.

(d)  Risk of Loss

     During the Interim Period, the Corporation shall maintain in force all the policies of business interruption insurance and of property damage insurance under which any of its assets or its business are insured. If before the Closing any of the assets or part of the business of the Corporation is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then Purchaser at its sole discretion may either:

     (i)  terminate this Agreement in accordance with the provisions of
          Section 7.1(b); or

    (ii) require the Vendors, who may, at their sole discretion, accept or refuse such request, to reduce the Purchase Price by the amount of the replacement cost of the assets and/or the business of the Corporation which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

(e)  Conduct Prior to Closing

     Without in any way limiting any other obligations of the Corporation hereunder, during the Interim Period:

     (i) the Corporation shall conduct its business, operations and affairs in the Ordinary Course, and the Corporation shall not, without the prior written consent of Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Corporation in this Agreement and, without limiting the generality of the foregoing, the Corporation shall not:

          (A) amalgamate, merge or consolidate with or acquire or agree to acquire all or substantially all of the shares and assets of any Person, not to acquire or lease or agree to acquire or lease any business operations or any equity interests in any other Person, not to acquire or agree to acquire any legal or beneficial interest in any real property or not to occupy, lease, manage or control or agree to occupy, lease or manage or control any facility or property;

                                    Page-38

          (B)  do any act or thing of the kind described in Section 3.2(j);

          (C) enter into any compromise or settlement of any litigation, proceeding or government investigation relating to the business or any of the assets of the Corporation;

          (D) make any Material modification to its usual sales, human resource, accounting, software, or management practices, processes or systems;

          (E)  enter into any Contract of the kind described in
               Section 3.2(s);

          (F) move any Material part of its business to any other location from which the Corporation does not carry on its business at the date hereof; or

          (G)  make any change to its constating documents;

    (ii)  the Corporation shall use its best efforts:

          (A) to continue to maintain in full force and effect all the insurance policies or renewals thereof currently in effect; and

          (B) to report all claims or known circumstances or events which may give rise to a claim to its insurers under the insurance policies in a due and timely manner to the Closing Date and to provide copies of those reports to Purchaser;

   (iii) the Corporation shall use its best efforts to obtain, the Consents described in Schedules 3.2(c);

    (iv) the Corporation shall use its best efforts to preserve intact its business, assets, operations and affairs and to carry on its business and affairs as currently conducted, and to promote and preserve for Purchaser the goodwill of suppliers, customers and others having business relations with the Corporation;

     (v) the Corporation shall pay and discharge the liabilities of the Corporation in the Ordinary Course in accordance and consistent with the previous practice of the Corporation, except those contested in good faith by the Corporation;

    (vi) the Corporation shall take, all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to Purchaser and to cause all necessary meetings of directors and shareholders of the Corporation to be held for that purpose; and

                                    Page-39

  (viii) the Corporation shall periodically report to Purchaser as it may reasonably request concerning the state of the Corporation, its business and its assets.

(f)  Regulatory Approvals

     The Corporation shall co-operate, with Purchaser and render all necessary assistance required by Purchaser in connection with any application, notification or filing of Purchaser to or with the Bureau of Competition Policy pursuant to the Competition Act.

(g)  Expenses

     The Corporation, each Vendor and Purchaser and Ramtron shall bear their respective expenses incurred in connection with the investigation, negotiation, preparation, execution and performance of this Agreement and transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of brokers, agents, representatives, counsel and accountants. All retainer and success fees due and paid or payable to SVB Alliant pursuant to a certain engagement letter between the Corporation and SVB Alliant dated on or about January 27, 2005 will be paid directly to SVB Alliant out of the Purchase Price at Closing pursuant to the direction of payment by the Vendors to Purchaser pursuant to Section 2.3(a).

(h)  Public Announcements

     Any press release or public announcement by the Corporation or any Designated Vendor with respect to this Agreement or to the transactions contemplated hereby shall not be made without Purchaser's prior consent, provided that the Corporation or a Designated Vendor shall not be prevented from making such disclosure if it shall be advised by counsel that such disclosure is required by law; provided further, that to the extent disclosure is so required by applicable law, such party intending to make such release shall use its best efforts consistent with such applicable law to consult with Purchaser with respect to the text thereof. Purchaser will be deemed to have consented to the making of a press release or a public announcement if it does not object thereto before 5:00 P.M. (Montreal Time) on the Business Day following the Corporation's or the Designated Vendor's request.

(i)  No Solicitation

     The Corporation, its officers and directors, and the Designated Vendors shall not, and shall cause their respective affiliates and representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to,

                                    Page-40
     or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Purchaser, concerning any sale of all or any material portion of the assets of or the business of, or any material number of shares of capital stock of or other securities in, the Corporation, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Corporation or any license, joint venture, partnership, collaboration or similar arrangement directly or indirectly involving the Corporation, or engage in a public or private offering of shares of its capital stock (any of the foregoing transactions, a "Prohibited Transaction"). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any representative or agent of the Corporation or Designated Vendor shall be a breach of this Section 5.10 by the Corporation or a Designated
     Vendor, as applicable. Each of the Designated Vendors and the Corporation hereby represents that it is not now engaged in discussions or negotiations with any party other than Purchaser with respect to any Prohibited Transaction. None of the Designated Vendors will vote any of their respective shares of the capital stock of the Corporation in favour of any Prohibited Transaction, except for the transaction contemplated by this Share Purchase Agreement. Each Designated Vendor, the Corporation and its officers and directors shall promptly notify Purchaser (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Prohibited Transaction.

(j)  Security Interests

     The Corporation shall ensure that any Liens, except for the Permitted Liens, affecting the assets of the Corporation, including without limitation security interests held by Investissement Quebec, Fonds and BDC shall have been discharged.

5.2  Covenants and Agreements of Purchaser and Ramtron

(a)  Resale Registration Statement

     Ramtron shall file a registration statement with the SEC on Form S-3 (such registration statement to be referred to hereinafter as the "Resale Registration Statement") to register for resale all of the Ramtron Stock (the "Registration Shares") by the Vendors who receive such Ramtron Stock ("Holders") pursuant to this Agreement, subject to and in accordance with the terms and conditions of this Agreement relating to such registration, not later than thirty (30) days after the Closing Date.

(b)  Registration

     Ramtron shall use necessary efforts, acting reasonably, to cause the Resale Registration Statement to become effective as soon as practicable after its filing with the SEC.

                                    Page-41

(c)  Expenses

     Ramtron shall pay all registration expenses and other expenses incurred by Ramtron in complying with its obligations under this Section 5.2 including, without limitation, all SEC and blue sky registration and filing fees, printing expenses, exchange listing fees, transfer agents' and registrars' fees, and the fees and disbursements of Ramtron's outside counsel. Ramtron shall not be responsible for any selling expenses including, without limitation, any underwriters' or brokers' fees or discounts relating to the Registration Shares, or the fees or expenses of separate counsel to the Holders, all of which will be solely for the account of the Holders.

(d)  Obligations of Ramtron

     In connection with the registration of Registration Shares contemplated by Section 5.2(a) above, Ramtron shall:

     (i) Prepare and file with the SEC the Resale Registration Statement and such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith and any post-effective amendments or other forms or filings as may be necessary to comply with the provisions of the Securities Act.

    (ii) Furnish to the Holders such number of copies of the Resale Registration Statement and the prospectus included therein (including each preliminary prospectus) as they may reasonably request in order to facilitate the intended disposition of the Registration Shares covered by such Resale Registration Statement.

   (iii) Use reasonable efforts to register and qualify the Registration Shares covered by such Resale Registration Statement or file such notifications or pay such fees under the securities or blue sky laws of each state of the United States as may be necessary for the Holders of Registration Shares to effect the sale of their securities pursuant to the Resale Registration Statement and use such reasonable efforts to register and qualify the Registration Shares under the securities laws of the Province of Quebec and such other jurisdictions as shall be reasonably requested by the Holders; provided that Ramtron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

    (iv) Notify each Holder of Registration Shares covered by such Resale Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                                    Page-42

     (v) cause all such Registration Shares covered to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Ramtron are then listed

(e)  Requirement to Keep Effective

(f) Ramtron shall, subject to Section 5.2(g) below, use its reasonable efforts to keep such Resale Registration Statement continuously effective until the second anniversary of the effective date of the Resale Registration Statement.Notification

     Ramtron shall notify the Holders (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Resale Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Resale Registration Statement for amendments or supplements to the Resale Registration Statement or related prospectus or for additional information relating to the Resale Registration Statement;
     (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose; (iv) of the receipt by Ramtron of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registration Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (v) of the happening of any event which makes any statement made in the Resale Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Resale Registration Statement or prospectus so that, in the case of the Resale Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)  Suspension

     Ramtron may either: (A) upon the happening of any event of the kind described in clause (ii), (iii), (iv), or (v) of Section 5.2(f) above; or
     (B) based upon the reasonable advice of its financial advisor in connection with any significant financing transaction for its account; suspend the effectiveness of the Resale Registration Statement and use of the prospectus upon written notice to the Holders. In such case all Holders shall discontinue disposition of the Registration Shares covered by the Resale Registration Statement or prospectus until copies of a

                                    Page-43
     supplemented or amended prospectus are distributed to them or until they are advised in writing by Ramtron that the use of the applicable prospectus may be resumed. However, except in the case of an event described in Section 5.2 (f) (ii), (iii) and (iv), Ramtron shall not be entitled to exercise its rights of suspension pursuant to this provision after a date which is more than two (2) years immediately following the Closing Date and more than once in any twenty-four (24) month period, and for no more than ninety (90) consecutive days. Ramtron shall use necessary efforts, acting reasonably, to ensure that the use of the prospectus may be resumed as soon as practicable. The two year period referenced in clause (i) of Section 5.2(e) above during which Ramtron is to keep the Resale Registration Statement effective shall be extended for a number of days equal to the number of days during which Ramtron has suspended the use of the Resale Registration Statement pursuant to this
     Section 5.2(g). Ramtron shall use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Resale Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment.
     Ramtron shall, upon the occurrence of any event contemplated by clause
     (v) of Section 5.2(f) above, prepare a supplement or post-effective amendment to the Resale Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to buyers of the Registration Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)  Holders Obligation to Furnish Information

     Ramtron shall not be required to include any Registration Shares of a Holder in the Resale Registration Statement unless such Holder shall furnish to Ramtron such information regarding itself, the Registration Shares held by such Holder, and the intended method of disposition of such securities as shall be required, in the reasonable opinion of Ramtron, to effect the registration of such Holder's Registration Shares.

(i)  Public Announcement

     Any press release or public announcement by Purchaser and Ramtron with respect to this Agreement or to the transactions contemplated hereby shall not be made without the Corporation's and the Designated Vendors' prior consent, provided that Purchaser or Ramtron shall be permitted to make any press release or public announcement or disclosures required by law, including the Securities Act and the Exchange Act, or any Nasdaq rule.

                                    Page-44

(j)  No Solicitation and No Hire

     From the date hereof until the Closing, Ramtron and Purchaser their officers and directors shall not, and shall cause their respective affiliates and representatives not to, directly or indirectly, through any officer, director, agent or otherwise, 1) employ any employee of the Corporation or 2) solicit, initiate contact with, conduct or continue any discussions or negotiations with, or encourage any employee of Goal for the purpose of (i) offering him or her employment with any person other than the Corporation or (ii) retaining him or her to provide any services to any Person other than the Corporation.

     Should the Closing not take place, from the date hereof until the date that is 3 years after, Ramtron and Purchaser their officers and directors shall not, and shall cause their respective affiliates and representatives not to, directly or indirectly, through any officer, director, agent or otherwise, 1) employ any employee of the Corporation or 2) solicit, initiate contact with, conduct or continue any discussions or negotiations with, or encourage any employee of Goal for the purpose of (i) offering him or her employment with any person other than the Corporation or (ii) retaining him or her to provide any services to any Person other than the Corporation.

                                 ARTICLE 6
                            CLOSING ARRANGEMENTS
                            --------------------

6.1  Date, Time and Place of Closing

The Closing is taking place at the offices of Borden Ladner Gervais LLP, 1000 de La Gauchetiere West, Suite 900, Montreal, Quebec H3B 5H4, at 2:00 p.m. (eastern time) on the Closing Date.

6.2  Vendors' Closing Deliveries

At the Closing, each Vendor, acting jointly (within the meaning of the Civil Code of Quebec) shall deliver to the Purchaser the following with respect to itself only:

(a) certificates representing the Purchased Shares held by Vendor, accompanied by share transfer powers duly executed in blank or duly executed instruments of transfer, and all such other assurances, consents and other documents as Purchaser may reasonably request to effectively transfer to Purchaser title to the Purchased Shares free and clear of all Liens;

(b) a copy of an escrow agreement in the form of Exhibit "A" (the "Escrow Agreement") bearing said Vendor's signature;

(c) releases by Vendor as shareholders of the Corporation substantially in the form attached as Exhibit "B" bearing said Vendor's signature;

                                    Page-45

(d) a copy of documents and agreements as may be necessary to terminate the Shareholders' Agreement bearing said Vendor's signature;

(e) if the Vendor is a Corporation, a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

(f) a certificate of each Vendor in respect of its representations and warranties set out in Section 3.1 substantially in the form of Exhibit "C";

(g) if the Vendor is a Corporation, an opinion from said Vendor's Counsel, addressed to Purchaser and Borden Ladner Gervais LLP dated the Closing Date, in form and substance satisfactory to Purchaser, acting reasonably, as to the matters described in Exhibit "D"

6.3  Corporation's Closing Deliveries

At Closing, the Corporation shall deliver the following:

(a)  Corporate Records;

(b)  make available all other Books and Records;

(c) a certified copy of a resolution of the board of directors and of the shareholders of the Corporation consenting to the transfer of the Purchased Shares from the Vendors to Purchaser as contemplated by this Agreement and authorizing the execution, delivery and performance of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Corporation;

(d) the Corporation shall have delivered to Purchaser a certificate of the Secretary of the Corporation dated the Closing Date as to (a) the Articles of Incorporation and By-Laws of the Corporation, as in effect on and as of the Closing Date, (b) the resolutions of the Board of Directors of the Corporation authorizing and approving the execution, delivery and performance by the Corporation of this Agreement and all transactions related hereto, and (c) the incumbency of officers of the Corporation executing documents executed and delivered in connection herewith;

(e) the Corporation shall have obtained and delivered to Purchaser all consents and approvals of Governmental Entities and other parties that are required in connection with the Closing under this Agreement, the performance by the Corporation of its obligations hereunder or the continuance of any of the Contracts by the Corporation after the Closing Date;

(f) the Corporation shall have delivered to Purchaser the Closing Date Balance Sheet;

                                    Page-46

(g) each employee of the Corporation as of the date of this Agreement whose duties involve creation, analysis or other work with any confidential information relating to the Intellectual Property and each employee hired by the Corporation since that date who are not already bound by an agreement obligating such person not to disclose any such confidential information and to assign to the Corporation any Intellectual Property developed in the course of their employment or engagement in a form acceptable to Purchaser shall execute such an agreement and shall execute and deliver such further releases and acknowledgements related thereto in a form reasonably satisfactory to Purchaser;

(h) no options or warrants to purchase shares of the Corporation, other than the options to be purchased by Buyer, shall be outstanding as of the Closing and the Corporation shall have obtained from each person holding such options or warrants acknowledgment of cancellation of such options or warrants and a full and final release in favour of the Corporation with respect to such options or warrants in form and substance acceptable to Purchaser;

(i) written resignations of those directors and officers of the Corporation as Purchaser may specify, in each case with effect from the Closing Date, together with releases by those Persons substantially in the form attached as Exhibit "E";

(j) in respect of the Corporation, a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

(k) a certificate of the President and Chief Executive Officer and the Chief Financial Officer of the Corporation in respect of the representations and warranties set out in Section 3.2 and the covenants and other obligations set out in this Agreement substantially in the form of Exhibit "F";

(l) a favourable opinion of the Corporation's Counsel, addressed to Purchaser and Borden Ladner Gervais LLP dated the Closing Date, in form and substance satisfactory to Purchaser, acting reasonably, as to the matters described in Exhibit "G";

(m) Investissement Quebec, Fonds and BDC shall have delivered duly executed releases and discharges in form satisfactory to Purchaser's counsel further to the repayment by Purchaser of their loans to the Corporation; and

(n) such other documentation as Purchaser may reasonably request in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to Purchaser, acting reasonably.

                                    Page-47

6.4  Purchaser's and Ramtron's Closing Deliveries

At the Closing, Purchaser and/or Ramtron shall deliver or cause to be delivered to the Vendors the following:

(a)  payment of the amounts required to be paid under Section 2.2;

(b) proof that it has reimbursed all amounts owed to BDC and Fonds pursuant to the shareholder loans described in Schedule 1.1(ii);

(c) certificates representing the Ramtron Stock registered in the name of the Designated Vendors as provided in Schedule 2.3 provided that 10% of such Ramtron Stock will be delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement;

(d)  receipts for the certificates representing the Purchased Shares;

(e)  in respect of each of Purchaser and Ramtron:

     (i) a certificate of status or its equivalent under the laws of the jurisdiction of its incorporation/governing its corporate existence;

    (ii)  a certificate of incumbency; and

   (iii) that number of copies reasonably required by the Vendors, certified by one of its senior officers, of its Constating Documents and of the resolutions of the board of directors and (if required by Applicable Law) shareholders of Purchaser authorizing its execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by Purchaser; and

(f) a certificate of Purchaser in respect of its representations and warranties set out in Section 4.1 and in respect of its covenants and other obligations set out in this Agreement substantially in the form of Exhibit "H";

(g) a certificate of Ramtron in respect of its representations and warranties set out in Section 4.2 and in respect of its covenants and other obligations set out in this Agreement substantially in the form of Exhibit "I";

(h)  the Escrow Agreement, duly executed by Purchaser and Ramtron;

(i) a favourable opinion of Purchaser's Counsel, addressed to the Vendors and dated the Closing Date, in form and substance satisfactory to the Vendors, acting reasonably, as to the matters described in Exhibit "J";

                                    Page-48

(j) a favourable opinion of the Ramtron's Counsel, addressed to the Vendors and Purchaser's counsel and dated the Closing Date, in form and substance satisfactory to the Vendors, acting reasonably, as to the matters described in Exhibit "K"; and

(k) such other documentation as the Designated Vendors may reasonably request in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to the Designated Vendors, acting reasonably.

                                    ARTICLE 7
                              CONDITIONS OF CLOSING
                              ---------------------

7.1  Purchaser's Conditions

(a) Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Closing Date (each of which conditions precedent is acknowledged to be for the exclusive benefit of Purchaser):

     (i) all of the representations and warranties of each of the Vendors made in this Agreement shall be true and correct as at the Closing Date with the same effect as if made at and as of the Closing Date (except as those representations and warranties may be affected by events or transactions (A) expressly permitted by this Agreement, or
          (B) approved in writing by Purchaser) and without giving effect to any supplements to any disclosure schedules provided after the date hereof;

    (ii) all of the representations and warranties of the Corporation made in this Agreement shall be true and correct as at the Closing Date with the same effect as if made at and as of the Closing Date (except as those representations and warranties may be affected by events or transactions (A) expressly permitted by this Agreement, or (B) approved in writing by Purchaser) without giving effect to any supplements to any disclosure schedules provided after the date hereof;

   (iii) each Vendor shall have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by said Vendor at or before the Closing Date, including the Vendors' Closing deliveries specified in
          Section 6.2, to the satisfaction of Purchaser, acting reasonably;

    (iv) the Corporation shall have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Corporation at or before the Closing Date, including the Corporation's Closing deliveries specified in Section 6.3, to the satisfaction of Purchaser, acting reasonably;

                                    Page-49

     (v) all Consents described in Schedule 3.2(c) shall have been obtained, in each case in form and substance satisfactory to Purchaser, acting reasonably or waived by Purchaser;

    (vi) all documentation relating to the Transactions is satisfactory to Purchaser, acting reasonably, including the Escrow Agreement and the escrow of the Escrow Shares and the Deposit, as hereinafter defined, for the purposes of securing some of the indemnities by Designated Vendors hereto has been duly made;

   (vii) there shall be no injunction or restraining order issued preventing, and no pending or threatened claim, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a claim under any applicable law;

  (viii) no applicable law shall have been enacted, introduced or announced which may have a Material Adverse Effect;

    (ix) there shall have been no Material Adverse Change since the Balance Sheet Date;

     (x) the sale and delivery of the Ramtron Stock to the Designated Vendors is exempt from the requirement to file a prospectus and the requirement to deliver an offering memorandum under any applicable statute relating to the sale of the Ramtron Stock or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum.

(b) If any of the conditions in Section 7.1(a)shall not be satisfied or fulfilled in full at or before the Closing Time to the satisfaction of Purchaser, Purchaser in its sole discretion may, without limiting any rights or remedies available to Purchaser at law or in equity, either:

     (i) terminate this Agreement by notice in writing to the Vendors, except with respect to the obligations contained in Sections 8.1 and 9.5 which shall survive that termination; or

    (ii) waive compliance with any such condition in whole or in part by notice in writing to the Vendors, except that no such waiver shall operate as a waiver of any other condition.

7.2  Vendors' Conditions

(a) The Vendors acting jointly (within the meaning of the Civil Code of Quebec) shall be obliged with respect to itself only to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Closing Date (each of which conditions precedent is acknowledged to be for the exclusive benefit of the Vendors):

                                    Page-50

     (i) all of the representations and warranties of Purchaser and Ramtron made in this Agreement shall be true and correct as at the Closing Date with the same effect as if made at and as of the Closing Date (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering of this Agreement);

    (ii) Purchaser and Ramtron shall have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by Purchaser and Ramtron at or before the Closing Date, including Purchaser's and Ramtron's Closing deliveries specified in Section 6.4, to the satisfaction of the Designated Vendors acting reasonably;

   (iii) all Authorizations described in Schedule 0 required from all relevant Governmental Entities to permit the completion of the Transactions shall have been obtained;

    (iv) all Consents described in Schedule 3.2(c) shall have been waived by Vendors or obtained, in each case in form and substance satisfactory to the Vendors, acting reasonably;

     (v) there shall be no injunction or restraining order issued preventing, and no pending or threatened claim against any Party for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a claim under any applicable law;

    (vi) no applicable law shall have been enacted, introduced or announced which may have a Material Adverse Effect on Purchaser or Ramtron; and

   (vii) there shall have been no Material Adverse Change regarding Ramtron during the Interim Period.

(b) If any of the conditions in Section 7.2(a) shall not be satisfied or fulfilled in full at or before to the Closing Date to the satisfaction of the Designated Vendors, acting reasonably, the Designated Vendors in their sole discretion may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

     (i) terminate this Agreement by notice in writing to Purchaser, except with respect to the obligations contained in Sections 8.2 and 9.5 which shall survive that termination; or

    (ii) waive compliance with any such condition in whole or in part by notice in writing to Purchaser, except that no such waiver shall operate as a waiver of any other condition.

                                    Page-51

                                    ARTICLE 8
                                 INDEMNIFICATION
                                 ---------------

8.1  Indemnification in Favour of Purchaser

(a) Each Vendor shall jointly indemnify and save Purchaser and Ramtron harmless of and from any loss, liability, claim, damage or expense (whether or not involving a third-party claim) including reasonable legal expenses but excluding any indirect, special or consequential damages (collectively, "Damages") suffered by, imposed upon or asserted against Purchaser, Ramtron or the Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

     (i) any failure of said Vendor to perform or fulfill any of its covenants under this Agreement at any time; and

    (ii) any breach or inaccuracy of any representation or warranty given by said Vendor pursuant to Section 3.1 hereof, without giving effect to any supplements to any disclosure schedules provided after the date hereof.

(b) The Designated Vendors shall solidarily indemnify and save Purchaser and Ramtron harmless of and from any loss, liability, claim, damage or expense (whether or not involving a third-party claim) including reasonable legal expenses but excluding any indirect, special or consequential damages (collectively, "Damages") suffered by, imposed upon or asserted against Purchaser, Ramtron or the Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

     (i) any failure of the Corporation to perform or fulfill any of its covenants under this Agreement at any time; and

    (ii) any breach or inaccuracy of any representation or warranty given by the Corporation pursuant to Sections 3.2 and 3.3 hereof, without giving effect to any supplements to any disclosure schedules provided after the date hereof.

     The amounts of any Damages incurred shall be determined by taking into account any net offsetting actual tax benefits or permissible tax deductions that may be available in relation to the matter which is the cause of such Damages, net of the costs of any re-filing of tax returns, including professional fees.

(c)  For the purposes of calculating any "Damages" pursuant to sections
     8.1 (a) and 8.1 (b), it is expressly agreed that there shall not be any duplication of the Damages suffered by Purchaser and Ramtron, as the case may be.

                                    Page-52

8.2  Indemnification in Favour of Vendors

(a) Purchaser and Ramtron shall solidarily indemnify and save Vendors harmless of and from any Damages suffered by, imposed upon or asserted against Vendors as a result of, in respect of, connected with, or arising out of, under or pursuant to:

     (i) any failure of Purchaser to perform or fulfill any covenant of Purchaser under this Agreement; and

    (ii) any breach or inaccuracy of any representation or warranty given by Purchaser contained in this Agreement, without giving effect to any supplements to any disclosure schedules provided after the date hereof.

(b) Ramtron shall indemnify and save Vendors harmless of and from any Damages suffered by, imposed upon or asserted against Vendors as a result of, in respect of, connected with, or arising out of, under or pursuant to:

     (i) any failure of Ramtron to perform or fulfill any covenant of Ramtron under this Agreement; and

    (ii) any breach or inaccuracy of any representation or warranty given by Ramtron contained in this Agreement, without giving effect to any supplements to any disclosure schedules provided after the date hereof.

8.3  Time Limitations

(a) The representations and warranties of Vendors contained in this Agreement pursuant to Section 3.1 hereof shall survive Closing and, notwithstanding Closing and any investigation made by or on behalf of Purchaser, shall continue for a period of one year after Closing, except that a claim for any breach of any of the representations and warranties in Section 3.1 hereof involving fraud or fraudulent misrepresentation or any breach of the representation and warranty in Sections 3.1(a), 3.1(c) and 3.1(d) shall survive and continue in full force and effect without limitation of time.

(b) The representations and warranties of the Corporation contained in Sections 3.2 and 3.3 hereof shall survive Closing and, notwithstanding Closing and any investigation made by or on behalf of Purchaser, shall continue for a period of one year after Closing, except that:

     (i) the representations and warranties set out in Section 3.2(hh) (Tax Matters) shall survive for a period of three (3) years after Closing in the case of BDC and Fonds only (it being understood that in the case of Investissement Technologie and Vision2000 these representations and warranties are for only one year); and

                                    Page-53

    (ii) a claim for any breach of any of the representations and warranties involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect for a period of three (3) years after Closing in the case of BDC and Fonds only (it being understood that in the case of Investissement Technologie and Vision2000 these representations and warranties are for only one year).

(c) The representations and warranties of Purchaser and Ramtron contained in this Agreement shall survive Closing and, notwithstanding Closing and any investigation made by or on behalf of Vendors, shall continue for a period of one year after Closing, except that a claim for any breach of any representations and warranties of Purchaser or Ramtron contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect for a period of three (3) years after Closing.

(d) All claims for indemnification made pursuant to this Agreement must be notified to the other party or parties, as the case may be, within the applicable time limitations of the representations and warranties set forth in this Section 8.3.

8.4  Limitation on Damages

(a) The covenants of each Vendor under this Agreement and the representations and warranties of each Vendor in Section 3.1 and the indemnification obligations in Section 8.1(a) are joint (within the meaning of the Civil Code of Quebec) representations, warranties, covenants and indemnification obligations of each such Vendor (collectively, the "Joint Representations and Covenants"). Accordingly, the particular Vendor making the Joint Representations and Covenants will be solely liable for such Joint Representations and Covenants as they pertain to itself, but not as they pertain to the other Vendors. Notwithstanding anything else contained herein, the indemnification obligations of the Designated Vendors pursuant to Sections 8.1(b) hereof are made solidarily (within the meaning of the Civil Code of Quebec) by each of the Designated Vendors in accordance with the terms of this Agreement without the benefit of division or discussion save and except for the indemnification obligations of the Vendors pursuant to Section 8.3(b) after the period of one year mentioned therein which shall continue to be made solidarily between BDC and Fonds only (collectively, the "Solidary Representations"). Accordingly, each of the Designated Vendors will be solidarily liable to Purchaser and for any breach of any Solidary Representations hereof to the extent provided in this Article 8.

(b) The indemnification obligations pursuant to Section 8.1 shall only apply to the aggregate Damages of Purchaser and Ramtron with respect to all indemnification claims pursuant to Section 8.1 (other than indemnification claims with respect to the Vendors' Core Representations and claims based on fraud or fraudulent misrepresentation of Vendors, which claims shall not be subject to the limitations set forth in this

                                    Page-54

     Section 8.4(b) or to the 87.5% limitation hereinafter provided) which exceed U.S.$100,000, upon which the obligations of indemnification of Vendors for breaches of such representations and warranties shall apply to the Eighty Seven and one-half percent (87.5%) of the amount of such Damages. Claims relating to breaches of Vendors' Core Representations and claims based on fraud or fraudulent misrepresentation shall not count towards determining whether the threshold indemnification amount in this Section has been exceeded. The Vendors agree that the remaining Twelve and one-half percent (12.5%) of the aggregate Damages of Purchaser and Ramtron (other than indemnification claims with respect to the Vendors' Core Representations and claims based on fraud or fraudulent misrepresentation made by the Vendors) shall be indemnified by the deposit (the "Deposit") by Irv Lustigman and Andre Lafontaine of Sixty-Two Thousand Five Hundred US Dollars (US $62,500 ) with the Escrow Agent pursuant to the Escrow Agreement thereto. It is also agreed and understood that for the purposes herein the "Indemnifying Party", as hereinafter defined, shall remain the Vendors and shall not be deemed to be Irv Lustigman or Andre Lafontaine which latter shall not have any rights to contest, defend, delay or otherwise interfere or object to any claims or indemnification process herein and the Vendors hereby waive, renounce and exonerate Ramtron and Purchaser from the obligation of making any such claim directly against Irv Lustigman or Andre Lafontaine thereto.

(c) Notwithstanding anything to the contrary, the aggregate amount of indemnification obligations of Designated Vendors pursuant to this Agreement shall not exceed (i) the value of the Escrow Shares at the time of the claim during the first year following the Closing and Purchaser's and Ramtron's sole and exclusive remedy with respect to such indemnification obligation shall be against such Escrow Shares and not against any other asset of the Vendors and (ii) for the period after the first year, Five Hundred Thousand US Dollars (U.S.$500,000) (it being understood that the only claims that may be made after one year are claims made pursuant to Sections 8.3(a) and 8.3(b)(i) and 8.3(b)(ii)) less any amount paid during the first year. In addition, the indemnification obligations of the Designated Vendors based on fraud or fraudulent misrepresentation made by the Corporation pursuant to Sections
     3.2 and 3.3 shall be limited to the aggregate value of the Purchase Price. However, the indemnification obligations with respect to fraud or fraudulent misrepresentations made by a Designated Vendor with respect to Vendors' Core Representations shall not be subject to any limitation as to the amount.

(d) Notwithstanding anything to the contrary, the aggregate amount of indemnification obligations of Ramtron and Purchaser pursuant to this Agreement shall be limited to the aggregate value of the Purchase Price and the aggregate amount of indemnification obligations of Ramtron and Purchaser pursuant to Sections 4.2(i) and 4.2(j) of this Agreement shall be limited to the amount of Five Hundred Thousand US Dollars (US$500,000), save and except if such indemnification obligations results from fraud or fraudulent misrepresentations in which case the aggregate limitation shall remain the aggregate value of the Purchase Price.

                                    Page-55

8.5  Obligation to Reimburse

The amount of any Damages suffered or incurred by a Party being indemnified hereunder (the "Indemnified Party") shall accrue interest at a rate per annum equal to the Prime Rate plus 3%, compounded annually, from the date that the Indemnified Party first incurred any such Damages until payment in full by the Party providing for indemnification hereunder (the "Indemnifying Party").

8.6  Notification

Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 8 (a "Notice"). The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless the notification occurs after the expiration of the applicable time limit as set out in
Section 8.3 or unless the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 8.

8.7  Defence of Third Party Claim

(a) If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (which, in the case of Purchaser, shall include the Corporation) (each a "Third Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's Notice under Section 8.6 and upon giving notice to the Indemnified Party within not more than 15 days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

     (i) the Indemnified Party shall at all times have the right to fully participate in the defence at its own cost and expense (provided, however, that defence costs and expenses of the Indemnified Party prior to the date the Indemnifying Party validly exercises its right to defend the Third Party Claim shall be reimbursed by the Indemnifying Party to the Indemnified Party);

    (ii) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

   (iii) the Indemnifying Party unconditionally acknowledges in writing its obligations to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim; and

    (iv) legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

                                    Page-56

     (v) if the amount of the Third Party Claim is greater than the value of the Escrowed Shares then being held under the Escrow Agreement inclusive of reasonably estimated interest and costs, and such Third Party Claim is not subject to the limitations provided in Section 8.4, then the Indemnifying Party shall deliver a letter of credit, surety bond or similar security in form and substance satisfactory to the Indemnified Party, acting reasonably, in the amount by which such Third Party Claim exceeds the outstanding balance of the value of the Escrowed Shares then being held under the Escrow Agreement as security for the payment of amounts payable by the Indemnifying Party to the Indemnified Party pursuant hereto.

     Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or final non-appealable judgment.

(b) The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless:

     (i) the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the third Person making the Third Party Claim or waive any rights that the Indemnified Party may have against such third Person making the Third Party Claim; and

    (ii) the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

(c) Notwithstanding Section 8.7(b), the Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim relating to Taxes without the prior written consent of the Indemnified Party if such compromise and settlement may have an impact upon Taxes for any period ending after the Closing Date.

(d) If the Indemnifying Party fails to give notice of its intention to participate in the Third Party Claim in accordance with Section 8.7(a), then the Indemnifying Party shall be deemed to have waived its right to participate in the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defence of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

                                    Page-57

(e) If the Indemnifying Party participates in the defence of a Third Party Claim, then the Indemnified Party will use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and participating in the defence of any such claims.

(f) The Indemnified Party shall, at the request of the Indemnifying Party, make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any Third Party Claim, the defence of which it has elected to participate in, and the Indemnified Party shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(g) The Indemnifying Party's right to defend any Third Party Claim in respect of any Tax or other liability enforceable by Lien against the property of or any amount receivable by the Indemnified Party shall only apply after payment by the Indemnifying Party to the applicable Governmental Entity or other Person of the amount due in respect thereof.

(h) Notwithstanding anything to the contrary, the obligations of the Vendors, Ramtron and Purchaser, as the case may be, under this Section 8.7 are subject to the time limitations and limitation on damages set forth in Sections 8.3 and 8.4.

8.8  Undertakings of Designated Vendors

(a) The Designated Vendors declare and acknowledge that the indemnification provided in Section 8.1(b) in favour of Purchaser constitutes a principal and separate obligation of the Designated Vendors in favour of the Purchaser and waive any and all recourses they may have against the Corporation in the event (i) of any failure of the Corporation to perform or fulfill any of its covenants under this Agreement at any time and (ii) any breach or inaccuracy of any representation or warranty given by the Corporation pursuant to Sections 3.2 and 3.3 hereof.

(b) In the event of the merger or amalgamation of the Purchaser and the Corporation subsequent to Closing, the Vendors and the Designated Vendors confirm that the obligation provided in Section 8.1 shall survive such merger or amalgamation. In this connection, Purchaser may assign to Ramtron, without consent, prior to any such merger or amalgamation, the obligation of indemnification of the Vendors and Designated Vendors pursuant to Section 8.1 hereof.

                                  ARTICLE 9
                                MISCELLANEOUS
                                -------------

                                    Page-58

9.1  Further Assurances

Each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances and do all such other acts or things as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the purposes and intent of this Agreement.

9.2  Public Disclosure

No Vendor nor their respective representatives will make any public disclosure at any time concerning the matters set forth in this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, except if required for legal, securities laws or other regulatory reasons.

9.3  Notices

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by a United States or Canadian nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 9.3. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, on the date sent if confirmation of receipt is received, (c) in the case of such a national-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the third Business Day following that on which the envelope containing such communication is posted:

(i)  If to Purchaser, Ramtron, or the Corporation after Closing, at:

1850 Ramtron Drive
Colorado Springs, CO 80921
Attention:  Eric Balzer, Chief Financial Officer

and

Greg Jones, President, Technology Group
Facsimile:  (719) 481-9284

with a copy to Coudert Brothers LLP at:

333 Sough Hope Street
Los Angeles, CA 90071
Attention:  John St. Clair
Facsimile:  (213) 229-2999

                                    Page-59
and a copy to Borden Ladner Gervais LLP at:

1000 de La Gauchetiere West
Suite 900
Montreal, Quebec  H3B 5H4

Attention:  Sam Coppola
Facsimile:  (514) 954-1905

(ii)  If to the Vendors, or to the Corporation on or prior to Closing, at:

Goal Semiconductor Inc.
1134 Ste Catherine Street West
Suite 900
Montreal, Quebec  H3B 1H4

Attention:  Irv Lustigman
Facsimile:  (514)394-0661

with copies to

Business Development Bank of Canada
55 Metcalfe Street
Suite 1400
Ottawa, Ontario, K1P 6L5

Attention:  Tim April
Facsimile:  (613)996-7331

and

Fonds de solidarite des travailleurs du Quebec (F.T.Q.)
545 Cremazie Boulevard East
Suite 200
Montreal, Quebec, H2M 2W4

Attention:  Legal Department
Facsimile:  (514) 383-2500

and

Investissement Technologie (3599) Inc.
600, de la Gauchetiere  Street
Suite 1500
Montreal, Quebec, H3B 4L8
Attention:  Corporate secretary
Facsimile:  (514) 395-8055

                                    Page-60
and

Vision2000 Venture Ltd.
Strathvale House
North Church Street,
P.O. Box 219 GT
GeorgeTown, Grand Cayman, Cayman Islands

Attention:  John Seto
Facsimile:  c/o Conyers Dill Pearman, attorneys 011-(852) 2524 7106

and

BCF LLP
1100 Rene-Levesque Boulevard West
Suite 2500
Montreal, Quebec, H3B 5C9

Attention:  Jean-Pierre Huard
Facsimile:  (514) 397-8515

The failure to send or deliver a copy of a notice to legal counsel of Purchaser or Vendors as set forth above shall not invalidate any notice given under this Section 9.3.

9.4  Time of the Essence

Time shall be of the essence of this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any Party shall have the effect of putting such Party in default in accordance with Articles 1594 to 1600 of the Civil Code of Quebec.

9.5  Confidentiality

Except as required by Law, Vendors will maintain all information relating to the Corporation strictly in confidence and will not disclose to any Person or make public or authorize the disclosure of any such information and will not use such information for any purpose unless: (a) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision; (b) the specific information was already in the possession of the receiving Party prior to the receipt by it of such information from the other Party; (c) the specific information is disclosed to the receiving Party by a third Person having no obligation of confidentiality to the disclosing party with regard to the information or (d) the specific information is independently generated by the receiving Party without the use and not as a consequence of the disclosure by the other Party. The confidentiality agreement dated May 12, 2005 between Purchaser and the Corporation is hereby terminated.

                                    Page-61

In addition, except as required by law or by the rules of NASDAQ National Market, including without limitation applicable securities laws, each party shall not disclose (and shall cause its officers, directors, employees, affiliates and professional advisors not to disclose) any matter or matters relating to the transactions contemplated by this Agreement to any person not an officer, director, employee, affiliate or professional advisor of such party.

9.3  Third Party Beneficiaries

The Parties intend that this Agreement shall not benefit or create any right, stipulation for the benefit of, delegation open for acceptance by, or cause of action in favour of, any Person other than the Parties and no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.7  Expenses

Purchaser shall pay for its own fees and expenses and Vendors shall pay for their own fees and expenses which are, in each case, incident to the negotiation, preparation and execution of this Agreement, the transactions and the agreements contemplated hereby, including legal and accounting fees and expenses.

9.8  Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all Parties.

9.8  Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

No failure on the part of Vendors or Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

9.10  Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect.

                                    Page-62

9.11  Entire Agreement

This Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including the Letter of Intent dated June 29, 2005, as amended, executed by the Corporation and Ramtron. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and no Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

9.12  Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by Vendors without the prior written consent of Purchaser. Purchaser may assign and transfer this Agreement and any of its rights and obligations under this Agreement to an Affiliate without the prior written consent of Vendors, provided that Purchaser shall not by reason of any such assignment and transfer be released from its obligations hereunder. Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of Purchaser or any material portion of its assets, whether such sale is structured as a sale of shares, a sale of assets, a merger or otherwise.

9.13  Severability

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

9.14 Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein. The Parties hereby attorn to the jurisdiction of the courts of the Province of Quebec.

9.15  Language

Les parties ont exige que la presente convention et les documents qui s'y rattachent soient rediges en anglais seulement. The parties have requested that this Agreement and any documents related thereto be drafted in the English language only.

                                    Page-63

9.16  Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement as of the date first written above.

4317467 CANADA INC.


/s/ Greg Jones
----------------------
By:  Greg Jones
Name:  Greg Jones
Title:  Secretary Treasurer


RAMTRON INTERNATIONAL CORPORATION


/s/  Greg Jones
----------------------
By:  Greg Jones
Name:  Greg Jones
Title:  President


FONDS DE SOLIDARITE DES TRAVAILLEURS DU QUEBEC (F.T.Q.)


/s/  Daniel Laporte
----------------------
By:  Daniel Laporte
Name:  Daniel Laporte
Title:  Senior Vice President


BUSINESS DEVELOPMENT BANK OF CANADA


/s/  Tim April
----------------------
By:  Tim April
Name:  Tim April
Title:  Director, Venture Capital


                                    Page-64

INVESTISSEMENT TECHNOLOGIE (3599) INC.


/s/  Michel Sainte-Marie
-------------------------
By:  Michel Sainte-Marie
Name:  Michel Sainte-Marie
Title:  Director


/s/  Jean Rocheleau
-------------------------
By:  Jean Rocheleau
Name:  Jean rocheleau
Title:  Director and Vice President


VISION2000 VENTURE LTD.


/s/  John Seto
----------------------
By:  John Seto
Name:  John Seto
Title:  Director


GOAL SEMICONDUCTOR INC.


/s/  Irv Lustigman
----------------------
By:  Irv Lustigman
Name: Irv Lustigman
Title: President



/s/  Irv Lustigman
----------------------
Irv Lustigman, as escrow agent,
on  behalf of Michael Parziole



/s/  Irv Lustigman
----------------------
Irv Lustigman, as escrow agent,
on behalf of Patrick Boutard



/s/  Irv Lustigman
----------------------
Irv Lustigman, as escrow agent,
on behalf of Christian Fayomi

                                    Page-65

/s/  Irv Lustigman
----------------------
Irv Lustigman, as escrow agent,
on behalf of Gareth Sargeant



/s/  Irv Lustigman
----------------------
Irv Lustigman, as escrow agent,
on behalf of Abdellah Azelmad



/s/  Irv Lustigman
----------------------
Irv Lustigman, as escrow agent,
on behalf of Gordon Harling
                                    Page-66